UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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First Business Financial Services, Inc.
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NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, WI 53719

March 8, 2022

Dear Fellow Shareholder:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders (“Annual Meeting”) of First Business Financial Services, Inc. (the “Company”) on Friday, April 29, 2022 at 10:00 a.m. CDT. To provide expanded access, improved communication, and cost savings for our shareholders and the Company, we are holding the Annual Meeting via a virtual meeting format. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any geographic location. There is no physical location for the meeting, but you will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting www.meetnow.global/MNLXAPF and entering your control number.

We attribute the Company's strong 2021 financial performance to the continuing execution of our strategic plan, which is as powerful as it is simple, with only four key strategies. The first is Talent: "Identify, attract, develop and retain a diverse, high-performing team to positively impact the overall performance and efficiency of the Company." We firmly believe the Company's execution of the Talent strategy has been and will continue to be the keystone to effectively executing our overall strategic plan as well as our additional three strategies - Efficiency, Deposits and Performance - in 2022 and beyond. We encourage you to learn more by reviewing "The Company's Approach to ESG and Human Capital Management" on pages 22 through 25. From the Company's inception, the commitment to and investment in our employees and the communities we serve is the foundation of the Company's long-term success for the benefit of our shareholders.

The Board of Directors of the Company recommends that you vote your shares “FOR” the nominees listed in proposal one, and “FOR” proposals two and three.

Your continued support is appreciated and we hope you will attend the Annual Meeting. Whether or not you attend, it is very important that your shares are represented at the meeting. Accordingly, please vote your shares by following the instructions on the Notice of Annual Meeting of Shareholders. Your vote is important. Please join us and the Board of Directors in supporting these proposals.

Sincerely,

Jerry Kilcoyne	Corey Chambas
Board Chair	President and Chief Executive Officer

FIRST BUSINESS FINANCIAL SERVICES, INC.

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Place
Friday, April 29, 2022	Virtual Meeting
10:00 a.m. CDT	www.meetnow.global/MNLXAPF

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) will be held at 10:00 a.m., Central Daylight Saving Time (“CDT”) on Friday, April 29, 2022. There is no physical location for this meeting, but shareholders may participate in the virtual meeting by logging in using the information included above. Additional instructions on how to attend the Annual Meeting follow this notice. Shareholders as of the record date can participate online, vote shares electronically, and submit questions prior to and during the meeting.

Matters to be Voted on:
1.To elect the two Class III director nominees named in the proxy statement, each to hold office until the 2025 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
2.To approve in a non-binding shareholder advisory vote the compensation of the named executive officers.
3.To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
4.To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:
If you were a shareholder at the close of business on February 25, 2022, you are eligible to vote at the 2022 Annual Meeting.

Your vote is important, no matter how large or small your holdings may be.

To assure your representation at the meeting, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials.

You may vote your shares by following the instructions included within this proxy statement and on the Notice of Internet Availability of Proxy Materials, including by voting online during the Annual Meeting. You may revoke your proxy and vote your shares online or by using any of the voting options in accordance with the instructions provided. Please review the Notice of Internet Availability of Proxy Materials and follow the directions carefully in exercising your vote.
By Order of the Board of Directors
Lynn Ann Arians
Director of Corporate Governance & Corporate Secretary
March 8, 2022

Important Information About Voting and Annual Meeting Participation

Voting Your Shares
REGISTERED Shareholders:
If you are a registered holder, meaning that you hold your shares directly through our transfer agent, Computershare (not through a bank, broker, or other nominee), you may vote before the meeting by submitting your proxy:

Online
Going to www.envisionreports.com/FBIZ and following the online instructions. You will need your voter control number located on the Notice of Internet Availability or proxy card, as applicable, that you received to, submit your proxy.

By Phone
Calling the phone number located on the top of your proxy card and following the voice prompts. You will need your voter control number located on the Notice of Internet Availability or proxy card, as applicable, to submit your proxy.

Mail (if you received your proxy materials by mail)
Marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided.

BENEFICIAL Shareholders:
If you are a Beneficial Shareholder, meaning that you hold shares through an intermediary, such as a bank or broker (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your bank or broker by mail or email with information on how to submit your voting instructions.

ANNUAL MEETING REGISTRATION AND PARTICIPATION

Registering to Attend the Annual Meeting
REGISTERED Shareholders (if your shares are held directly through our transfer agent, Computershare): As a registered shareholder, you do not need to pre-register to attend the Annual Meeting virtually on the Internet. To attend the Annual Meeting, please visit www.meetnow.global/MNLXAPF or follow the instructions on the Notice or Proxy Card that you received.

BENEFICIAL Shareholders (if your shares are held through an intermediary, such as a bank or broker): Beneficial Shareholders have two options to register online to attend, ask questions and vote:

Option 1: An industry solution has been agreed upon to allow Beneficial Shareholders to register online at the Annual Meeting to attend, ask questions and vote. We expect that the vast majority of Beneficial Shareholders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to Beneficial Shareholders only, and there is no guarantee this option will be available for every type of Beneficial Shareholder voting control number. The inability to provide this option to any or all Beneficial Shareholders shall in no way impact the validity of the Annual Meeting. Beneficial Shareholders may choose to register in advance of the Annual Meeting via Option 2 described below, if they prefer to use the traditional, paper-based option. Beneficial Shareholders can access and participate in the meeting by visiting www.meetnow.global/MNLXAPF for more information on the available options and registration instructions.

Option 2: Pre-meeting registration must be received no later than 5:00 p.m. CDT on Monday, April 25, 2022. If you hold shares through an intermediary, such as a bank or broker, and want to attend the Annual Meeting online with the ability to ask questions and/or vote, you have two options to submit proof of your proxy power (“Legal Proxy”) from your broker or bank reflecting your First Business Financial Services, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal

Proxy” and be received no later than 5:00 p.m. CDT on Monday, April 25, 2022. Requests for registration should be directed to Computershare at the following:

By email: Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to: legalproxy@computershare.com
By mail (must be received no later than Monday, April 25, 2022): Computershare First Business Financial Services, Inc. Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

You will receive a confirmation of your registration by email after Computershare receives your registration materials. You can access and participate in the meeting by visiting www.meetnow.global/MNLXAPF using the information you receive from Computershare.

Attending the Annual Meeting
To participate in the Annual Meeting, you will need your voter control number that is printed in the shaded bar located on your Notice of Annual Meeting of Shareholders or on your proxy card. Beneficial Shareholders and Registered Shareholders will be able to attend the Annual Meeting online by visiting www.meetnow.global/MNLXAPF, vote their shares, and submit questions during the Annual Meeting.

The online meeting will begin promptly at 10:00 a.m. CDT on Friday, April 29, 2022.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. If you encounter technical difficulties with the virtual meeting platform on the day of the Annual Meeting, a link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Submitting Questions Prior to and During the Annual Meeting
REGISTERED Shareholders (if your shares are held directly through our transfer agent, Computershare): Beginning on March 8, 2022, Registered Shareholders may submit questions by going to the virtual meeting site at www.meetnow.global/MNLXAPF, and entering your voter control number. Once logged in, click on the messages icon at the top of the screen to type in your question, then click the arrow icon on the right to submit.

BENEFICIAL Shareholders (if your shares are held through an intermediary, such as a bank or broker): Beginning at 12:01 a.m. CDT on Friday, April 29, 2022, Beneficial Shareholders may submit questions by going to the virtual meeting site at www.meetnow.global/MNLXAPF, and entering your voter control number. Once logged in, click on the messages icon at the top of the screen to type in your question, then click the arrow icon on the right to submit.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. The meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of First Business Financial Services, Inc. and the matters properly before the meeting, and therefore questions on such matters will not be answered. Any questions pertinent to the meeting matters that cannot be answered during the meeting due to time constraints will be answered and posted online at ir.firstbusiness.bank/presentations. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, Wisconsin 53719

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 29, 2022

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of First Business Financial Services, Inc. (the “Company”, "we", "our", "us") beginning on or about March 8, 2022 in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Friday, April 29, 2022, at 10:00 A.M., CDT, via a virtual online meeting format, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the Notice of Annual Meeting of Shareholders. In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we furnish proxy materials, which include this proxy statement, the Notice of Annual Meeting and our Annual Report on Form 10-K for fiscal year ended December 31, 2021, to our shareholders by making such materials available on the Internet unless otherwise instructed by the shareholder. The Notice of Internet Availability of Proxy Materials (the “Notice”) that we mail to shareholders is not a proxy card and cannot be used to vote your shares. To vote your shares, you should follow the instructions included on the Notice. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to shareholders on or about March 8, 2022.

Voting your shares in advance of the Annual Meeting will not affect your right to attend and cast your vote online during the Annual Meeting. However, when you vote pursuant to the proxy card or one of the methods set forth in the Notice, you appoint the proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you instruct, thereby ensuring that your shares will be voted whether or not you attend the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has appointed a proxy does not in itself revoke a proxy. Any shareholder appointing a proxy may revoke that appointment at any time before it is exercised by: (i) giving notice thereof to the Company in writing or during the Annual Meeting; (ii) signing another proxy, if you voted by mailing in a proxy card, with a later date and returning it to the Company; (iii) timely submitting another proxy via the telephone or Internet, if that is the method you used to submit your original proxy; or (iv) voting online during the Annual Meeting. Even if you plan to attend the Annual Meeting online, we ask that you instruct the proxies how to vote your shares in advance of the Annual Meeting in case your plans change.

If you appointed the proxies to vote your shares and an issue comes up for a vote at the Annual Meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with their judgment.

If you sign and return a proxy card or vote over the Internet or by telephone without giving specific voting instructions, the shares represented by your proxy will be voted “FOR” the two persons nominated for election as directors referred to in this proxy statement, “FOR” the approval of the non-binding, advisory proposal on the compensation of named executive officers, which is referred to as a “say-on-pay” proposal, “FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and on such other business matters which may properly come before the Annual Meeting in accordance with the judgment of the persons named as proxies. Other than the above proposals, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on February 25, 2022 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 8,425,557 shares of Common Stock, each of which is entitled to one vote.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Company is committed to good corporate governance, which promotes the long-term interests of the shareholders and provides a strong foundation for business operations. All Company directors serve as directors of both the Company and its wholly-owned subsidiary, First Business Bank (“FBB” or the “Bank”), which eliminates redundancies, simplifies and streamlines governance processes and enhances the Board’s oversight of the Company’s strategic initiatives. The Corporate Governance and Nominating Committee regularly reviews environmental, social and governance ("ESG") best practices and considers and evaluates these practices in the context of maximizing long-term shareholder value when making recommendations to the Board and shareholders.

Director Selection, Qualifications and Nominations

In making recommendations to the Company’s Board with respect to nominees to serve as directors, the Corporate Governance and Nominating Committee will examine each director nominee on a case-by-case basis, regardless of who recommended the nominee, and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen and industry knowledge. In evaluating director nominees, the Board, with the assistance of the Corporate Governance and Nominating Committee, considers diversity of viewpoint, backgrounds, technical skills, industry knowledge and experience as well as diversity such as race, gender, age, sexual orientation, ethnicity, disability, geographic representation, and other personal characteristics as outlined in the Company's Board Diversity, Equity, and Inclusion Policy to ensure a balanced, diverse Board, with each director contributing talents, skills and experiences needed for the Board as a whole. The Corporate Governance and Nominating Committee assesses the implementation of the practices outlined in the Board Diversity, Equity and Inclusion Policy, which was adopted in 2021, on an annual basis.

In 2021, the Board adopted a Director Resignation Policy ("DR Policy"). The DR Policy requires that any director receiving a greater number of votes "withheld" from their election than votes "for" will tender their resignation to the Board Chair. The Board, in its discretion, may accept or reject the tendered resignation in accordance with the DR Policy, which is as outlined in the Corporate Governance Guidelines on the Company’s website located at ir.firstbusiness.bank/govdocs.

The Board also believes the following minimum qualifications must be met by a director nominee to be recommended by the Corporate Governance and Nominating Committee:

•Strong personal and professional ethics, integrity and values.
•The ability to exercise sound business judgment.
•Accomplished in their respective field as an active or former executive officer of a public or private organization, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.
•Relevant expertise and experience and the ability to offer advice and guidance based on that expertise and experience.
•Independence from any particular constituency, the ability to represent all shareholders of the Company and a commitment to enhancing long-term shareholder value.
•Sufficient time available to devote to activities of the Board and to enhance their knowledge of the Company’s business.

Using a defined director succession planning process as a component of Board succession planning, the Corporate Governance and Nominating Committee works with the Board to evaluate:

•Board composition and assess whether directors should be added in view of director departures,
•the number of directors needed to fulfill the Board’s responsibilities under the Company’s Corporate Governance Guidelines and committee charters, and
•the skills and capabilities that are relevant to the Board’s work and the Company’s strategy.

In making recommendations to the Board, the Corporate Governance and Nominating Committee considers the mix of different tenures of directors, taking into account the benefits of directors with longer tenures including greater Board stability, continuity of organizational knowledge and the critical importance of expertise and understanding of the commercial banking industry as well as the benefits of directors with shorter tenures who help to foster new ideas and examination of the status quo. As part of its on-going responsibility to identify prospective directors to provide an appropriate balance of knowledge, experience, background and capability on the Board, the Corporate Governance and Nominating Committee periodically evaluates director candidates to recommend for the Board’s consideration and possible appointment to the Board.

The following tables summarize key qualifications, skills and attributes relevant to the decision to nominate candidates to serve on the Board and possessed by current directors. A mark indicates this particular qualification, skill or attribute was identified as one of the director’s top five strongest qualifications, skills or attributes, but the absence of a mark does not mean the director does not possess that qualification, skill or attribute. Detailed director biographies are included on pages 7 through 13 of this proxy statement.

	Benson	Bugher	Chambas	Chavarria	Eddy	Harris	Kauten	Keane	Kilcoyne	Lorenz	Olszewski	Sanders
Director Skills, Attributes, and Qualifications
Other Public Company Board Service and Governance	●	●										●
Financial Services Industry		●	●			●		●	●		●	●
Financial Reporting, Accounting and Financial Controls / Audit Committee			●			●	●		●	●		●
Human Resources /Compensation Committee	●	●	●	●
Enterprise Risk Management			●	●	●		●	●			●	●
Strategic Planning	●	●	●	●	●	●	●	●	●	●	●	●
Legal / Regulatory				●		●
Mergers and Acquisitions				●	●	●	●	●	●	●	●
Entrepreneurial	●	●			●		●	●	●	●	●
Technology / Information Security	●				●					●
Board Tenure
Years	3	16	19	4	18	10	3	3	10	3	3	5

Board Diversity Matrix (As of January 5, 2021)
Total Number of Directors: 12
Part I: Gender Identity
Directors	Female	Male	Non-Binary	Did Not Disclose
	4	8	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose	0	0	0	0

The Corporate Governance and Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Corporate Governance and Nominating Committee should be sent to the Corporate Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s Amended and Restated By-Laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Corporate Secretary of the Company not less than 60 days or more than 90 days prior to the date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated By-Laws, if the Company does not receive notice of an intent to make such a nomination on or after January 29, 2023 and on or prior to February 28, 2023, then the notice will be considered untimely and the Company will not be required to present such nomination at the 2023 annual meeting.

Director Evaluation Process, Development and Education

The Board recognizes that a constructive evaluation process is an essential component of governance best practices and annually conducts a robust peer and self-evaluation in conjunction with its annual Board and committee evaluation process. The Corporate Governance and Nominating Committee oversees the evaluation process and reviews the format of the evaluation to ensure that actionable feedback is solicited related to the operation of the Board, its committees and director performance. In addition to evaluating the Board and committees, the peer and self-evaluation process serves as a mechanism to measure clear performance standards, both objective and subjective, and the Board Chair meets annually with each director to review their evaluation results. The chart below outlines the evaluation process.

The Board is committed to continuing director education and development and solicits director feedback on education topics. This feedback was utilized to develop educational opportunities in 2021 including internally developed presentations as well as programs presented by third parties on topics such as: human capital management; diversity, equity, and inclusion ("DEI"); ESG; governance best practices, and emerging issues in the financial services sector. The Company provides financial support for director education and at each quarterly meeting the Corporate Governance and Nominating Committee reviews the Director Education Report. All directors are in compliance with the Board’s director education guidelines.

Corporate Governance and Nominating Committee reviews evaluation format and process to determine if any changes should be recommended. Each director completes an evaluation of the Board, applicable committee(s), and peer and self-assessment. The Corporate Secretary aggregates and summarizes the responses, which are not attributed to specific Board or committee members to promote candor. Board Chair and Corporate Governance and Nominating Committee Chair review evaluation results and meet to identify issues or action items. Corporate Governance and Nominating Committee reviews all ratings to identify issues or recommend action items. Each committee reviews its ratings to identify issues or recommend action items. Board Chair conducts 1:1 meetings with each director to discuss peer and self-evaluation results and discuss development opportunities if appropriate. Board Chair informs Corporate Governance and Nominating Committee Chair when 1:1 meetings are completed and provides any additional feedback obtained. Board Chair provides a verbal report to the Board regarding the assessment results, 1:1 meetings, and discusses issues or action items. As an outcome of the discussions, the Board Chair and each committee chair implement any agreed upon improvements identified.

ITEM 1 – ELECTION OF DIRECTORS

The Company’s Amended and Restated By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2025 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees by the Board herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. In the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. As previously discussed, any nominee for election as a director who receives a greater number of votes "withheld" from their election than votes "for" their election will tender their resignation to the Board in accordance with the Company's DR Policy as outlined in the Corporate Governance Guidelines on the Company’s website located at ir.firstbusiness.bank/govdocs. Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2025 Annual Meeting

W. Kent Lorenz, age 59, has served as a director of the Company since June 2018 and serves on the Audit Committee and Operational Risk Committee. He has served as a director of FBB since August 2017. He previously served on the FBB-Milwaukee Board from January 2010 until the Bank charter consolidation in June 2017 at which time he became a member of the FBB Southeast Wisconsin Advisory Board from June 2017 to December 2021. Mr. Lorenz is the retired Chairman and CEO of Acieta LLC, a provider of advanced industrial robotic automation systems to North American manufacturers and their global affiliates. He is the Owner and Managing Director of Lakeside Consulting, LLC, a manufacturing and industrial automation consulting firm. Mr. Lorenz also serves on the boards of other private and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Lorenz is qualified to serve on the Board, as well as the Audit Committee and Operational Risk Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix and his financial services industry expertise as an FBB director, his CEO-level experience in core management disciplines, strategy development and implementation, enterprise risk management, financial management, mergers and acquisitions, and his governance experience through service on other boards.

Carol P. Sanders, age 55, has served as a director of the Company since September 2016 and is the Audit Committee Chair. Ms. Sanders joined the FBB Board in November 2018. Ms. Sanders has been the President of Carol P. Sanders Consulting LLC, a consulting firm providing executive-level consulting services to the insurance and technology industries, since July 2015. Ms. Sanders has over 25 years of experience in the insurance industry, including serving as the Executive Vice President, Chief Financial Officer and Treasurer of Sentry Insurance from July 2013 to June 2015 and as Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from November 2012 to June 2013 where she previously served in other executive capacities from September 2004 to November 2012. Ms.

Sanders has served on the board of directors of Alliant Energy Corporation (“Alliant”), a publicly traded Wisconsin-based public utility holding company, and its two utility subsidiaries since December 2005. She currently serves as Alliant’s lead independent director, chair of Alliant’s nominating and governance committee and previously served as a member and chair of Alliant’s audit committee and compensation and personnel committee. Ms. Sanders has served on the board of directors of RenaissanceRe Holdings Ltd. (“RenaissanceRe”), a publicly traded global provider of reinsurance and insurance, since 2016 and is a member of that company’s audit committee. Ms. Sanders also serves on the boards of other private organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Sanders is qualified to serve on the Board, as well as the Audit Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix and over 25 years of experience as an executive in the insurance industry, her board and committee service with other public companies and her executive-level background in finance, operations, strategic planning, enterprise risk management and human resources.

THE BOARD RECOMMENDS EACH OF THE FOREGOING NOMINEES FOR ELECTION AS DIRECTOR AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH OF THE NOMINEES.

Directors Continuing in Office

Terms expiring at the 2024 Annual Meeting

Laurie S. Benson, age 68, has served as a director of the Company since December 2018, is the Corporate Governance and Nominating Committee Chair, and a member of the Compensation Committee. She has served as director on the FBB Board since July 2009 and was a member of the FBB Northeast Wisconsin Advisory Board from August 2012 to November 2021. Ms. Benson has served as the Executive Director of Nurses on Boards Coalition since 2016. Ms. Benson is the CEO of LSB Unlimited, which provides consulting services to businesses on complex issues and opportunities. Ms. Benson co-founded and served as CEO of Inacom Information Services from its inception in 1984 until its sale to CORE BTS in 2009. Ms. Benson also serves on the boards of other private organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Benson is qualified to serve on the Board, as well as the Corporate Governance and Nominating Committee and Compensation Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix and her financial services industry expertise as an FBB director, CEO-level experience in strategy development and implementation, governance experience through service on boards and other board committees, human resources, and a strong background in the technology solutions sector.

Mark D. Bugher, age 73, has served as a director of the Company since July 2005, is the Compensation Committee Chair and a member of the Corporate Governance and Nominating Committee. Mr. Bugher joined the FBB Board in November 2018. Mr. Bugher served as the Director of University Research Park in Madison, Wisconsin from 1999 until his retirement in November 2013. Prior to this role, Mr. Bugher served as Secretary of the State of Wisconsin Department of Revenue and Secretary of the State of Wisconsin Department of Administration. Mr. Bugher serves on the board of directors of MGE Energy, Inc., a publicly traded utility company, and its affiliate, Madison Gas and Electric Company and is the lead director and chair of the corporate governance committee of MGE Energy, Inc. He currently serves on the audit committee and the executive committee and previously served as a member and as chair of the compensation committee of MGE Energy, Inc. Mr. Bugher also serves on the board of a private organization.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Bugher is qualified to serve on the Board, as well as the Compensation Committee and Corporate Governance and Nominating Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his executive-level experience in strategy development and implementation, governance experience through service on boards including another public company board and other board committees, economic development expertise, and a strong background in the commercial real estate, government and health care sectors.

Corey A. Chambas, age 59, has served as a director of the Company since July 2002, as Chief Executive Officer (“CEO”) of the Company since December 2006 and as President of the Company since February 2005. He served as Chief Operating Officer of the Company from February 2005 to September 2006 and as Executive Vice President of the Company from July 2002 to February 2005. Mr. Chambas joined the FBB Board in November 2018. He previously served as a director of FBB from February 1999 through September 2006 and June 2009 through November 2011. He served as CEO of FBB from July 1999 to September 2006 and as President of FBB from July 1999 to February 2005. He currently serves as a director of First Madison Investment Corp., a wholly-owned subsidiary of FBB. Mr. Chambas also serves on the board of a private organization.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Chambas is qualified to serve on the Board include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as the depth and breadth of his experience as CEO of the Company and his over 35 years of financial services industry experience with specific focus in the commercial banking sector, his CEO-level experience in core management disciplines including strategy development and implementation, human resources, financial management and his governance experience through service on the boards of other privately held companies and non-profit organizations.

John J. Harris, age 69, has served as a director of the Company since January 2012 and is a member of the Audit Committee and Operational Risk Committee. Mr. Harris joined the FBB Board in November 2018. Mr. Harris served as a professional in the investment banking industry for most of his career, most recently as Managing Director of the Investment Banking Financial Institutions Group of Stifel Nicolaus Weisel. Mr. Harris retired from this position in 2010. Prior to this role, Mr. Harris was Managing Director of the Investment Banking Financial Institutions Group of Piper Jaffray & Co. from 2005 to 2007 and a Principal in the Investment Banking Financial Institutions Group of William Blair & Co., LLC from 2000 to 2005.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Harris is qualified to serve on the Board, as well as on the Audit Committee and Operational Risk Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix and over 25 years of experience providing financial advisory services to senior management, boards and special committees of publicly traded and privately held companies, extensive experience in the financial services sector and with mergers and acquisitions, and significant work advising clients on capital formation and execution of public and private capital raises.

Terms expiring at the 2023 Annual Meeting

Carla C. Chavarria, age 56, has served as a director of the Company since June 2017 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Ms. Chavarria joined the FBB Board in November 2018. Ms. Chavarria is Senior Vice President of Human Resources and Chief Human Resources Officer and a member of the executive committee for AMC Entertainment Inc., a publicly traded company. In this role she is responsible for the strategic development and implementation of total rewards, associate engagement, diversity, equity and inclusion, community relations, employment practices, human resource systems, talent acquisition and training and development.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Chavarria is qualified to serve on the Board, as well as the Corporate Governance and Nominating Committee and Compensation Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as her background as an executive in human resources, recruitment, and strategic development of human resources systems and services for over 20 years and her executive-level experience in enterprise risk management and strategic planning.

Ralph R. Kauten, age 70, has served as a director of the Company since December 2018 and is a member of the Audit Committee and Operational Risk Committee. He has served on the FBB Board since July 2004 and served as FBB Board Chair from June 2018 until November 2018. Mr. Kauten is the owner of Air-Lec Industries and co-owner of Mirus Bio, both private companies. Mr. Kauten served as an executive for a number of Wisconsin biotechnology companies, including Promega Corporation, PanVera Corporation, Quintessence Biosciences, Inc. and Lucigen Corporation. His prior positions include being a Faculty Member at the University of Wisconsin-Whitewater, Plant Controller of the Ortega taco plant for Heublein, Inc., and Senior Auditor for Grant Thornton, CPAs. Mr. Kauten also serves on the boards of other private organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Kauten is qualified to serve on the Board, as well as the Audit Committee and Operational Risk Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix and his financial services industry expertise as an FBB director, being a co-founder and serving as the CEO and chairman of the board for numerous companies in the biotechnology industry, his role in shaping the purpose, vision and strategy of those companies, and his experience in mergers and acquisitions.

Gerald L. (Jerry) Kilcoyne, age 62, has served as a director of the Company since November 2011 and Board Chair since October 2018. Mr. Kilcoyne joined the FBB Board and was elected FBB Board Chair in November 2018. He previously served as a director of FBB from August 2005 through July 2018 and served as FBB Board Chair from May 2010 until June 2018. He served as a director of First Business Equipment Finance, LLC, now known as First Business Specialty Finance, LLC, a wholly-owned subsidiary of FBB, from January 2006 until August 2017 and as a director of Alterra Bank from May 2016 until June 2017 at which time Alterra Bank was consolidated into FBB. He served as a director of First Business Capital Corp., now known as First Business Specialty Finance, LLC, from January 2006 to December 2013. Mr. Kilcoyne has been Managing Partner of Pinnacle Enterprises, LLC, a private investment holding company since February 1997.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Kilcoyne is qualified to serve on the Board include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his financial services industry expertise as an FBB director, CEO-level experience in strategic planning and financial management, and over 25 years involvement in mergers and acquisitions.

Daniel P. Olszewski, age 57, has served as a director of the Company since December 2018 and is Chair of the Operational Risk Committee. He has served as a director of FBB since August 2010 and he served as a director of First Business Capital Corp., now known as First Business Specialty Finance, LLC, a wholly-owned subsidiary of FBB, from January 2011 to November 2018. Mr. Olszewski is the Director of the Weinert Center for Entrepreneurship, a campus-wide Entrepreneurship Program, at the UW-Madison School of Business. He previously served as the COO, CEO and chair of the board of PNA Holdings, LLC/Parts Now!, and was CEO of Katun Corporation. He began his career with strategic management consulting firm, McKinsey & Company. Mr. Olszewski also serves on the board of a private organization.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Olszewski is qualified to serve on the Board and the Operational Risk Committee include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his financial services industry expertise as an FBB director, background as an executive with responsibility for strategic development in international agribusiness and biotechnology industries as well as his CEO-level experience in acquisition and strategic planning and growth.

Directors Retiring at the Conclusion of the 2022 Annual Meeting

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2021, Jan A. Eddy and Timothy J. Keane will retire from the Company’s Board following the conclusion of the Annual Shareholders Meeting on April 29, 2022. The Board of Directors wishes to express its gratitude to Ms. Eddy and Mr. Keane for their dedicated service to the Board and shareholders of the Company. The Board has approved a reduction in the number of directors constituting the entire Board from twelve to ten concurrent with the retirement of Ms. Eddy and Mr. Keane.

Jan A. Eddy, age 72, has served as a director of the Company since October 2003 and serves on the Corporate Governance and Nominating Committee and the Compensation Committee. Ms. Eddy joined the FBB Board in November 2018. She previously served as a director of FBB from April 1990 to May 2010 and served as FBB Board Chair from January 2004 to May 2010. Ms. Eddy founded Wingra Technologies, a designer and distributor of software, and served as President and Chief Executive Officer of Wingra Technologies from October 1991 to January 2005, when Quest Software purchased Wingra Technologies. Ms. Eddy held the position of Business Development Executive at Quest Software from January 2005 until her retirement in October 2005. Ms. Eddy also serves on the board of a private organization. Ms. Eddy will retire from the Company's Board following the completion of her term expiring at the 2022 Annual Meeting.

Timothy J. Keane, age 75, has served as a director of the Company since December 2018 and serves on the Operational Risk Committee. He has served as a director of FBB since August 2017. He previously served on the FBB-Milwaukee Board from January 2004 until the Bank charter consolidation in June 2017 at which time he became a member of the FBB Southeast Wisconsin Advisory Board from June 2017 to December 2021. Mr. Keane has served on the FBB Kansas City Metro Advisory Board from August 2017 to November 2021. Mr. Keane is the Managing Investor and Director of Golden Angels Investors, LLC, President of Keane Consultants, is a limited partner in several venture and private equity funds, and provides data analytics strategy consulting services to a small group of companies. He was the founder and CEO of Retail Target Marketing Systems (RTMS), now a unit of Fidelity Information Services. Mr. Keane also serves on the boards of other private organizations. Mr. Keane will retire from the Company's Board following the completion of his term expiring at the 2022 Annual Meeting.

Director Disclosures

None of the above-named directors or director nominees held a directorship at any public company or any company registered as an investment company under the Investment Company Act during the past five years, except for (i) Mr. Bugher, who serves on the board of directors, as lead independent director, and chair of the corporate governance committee and as a member of the audit and executive committees of MGE Energy, Inc., (ii) Ms. Sanders, who serves on the board of directors, as lead independent director, and chair of the nominating and governance committee of Alliant, and is on the board of directors and a member of the audit committee of RenaissanceRe, and (iii) Mr. Chambas, who, until February 26, 2018, served on the board of directors of Three Lakes Securities, LLC, which was a registered investment advisor. None of the directors, executive officers or nominees is related to one another and there are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of the Company’s directors or executive officers have been selected for their respective positions. None of the above-named directors or director nominees was a party to any SEC enforcement actions or any legal proceedings that are material to an evaluation of their ability or integrity in the past ten years.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of the outstanding Common Stock to file reports concerning their ownership of Company equity securities with the SEC. Based solely upon a review of such reports, other than one amended Form 4 filing related to an issuance of shares to Mark J. Meloy, the Bank's Chief Executive Officer, and one amended Form 3 filing related to the 2020 appointment of Bradley J. Quade, the Company's Chief Credit Officer, the Company believes that during the fiscal year ended December 31, 2021, all of its directors and executive officers complied with the Section 16(a) filing requirements.

Independent Directors and Meeting Attendance

Of the twelve directors currently serving on the Board, the Board has determined that all except for Mr. Chambas, the Company’s President and CEO, are “independent directors” for purposes of applicable Nasdaq rules.

Directors are expected to attend the Company’s annual meeting of shareholders each year. All twelve directors attended the Company’s 2021 annual meeting.

The Board held seven meetings in 2021. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board during 2021 while they were a director and (ii) the total number of meetings held by all committees of the Board on which such director served during 2021 while they were a member of such committees.

Board Leadership Structure

The roles of Board Chair and CEO are held separately. Mr. Kilcoyne serves as Board Chair and Mr. Chambas serves as CEO. The Board believes that at this time, separation of these roles is in the best interests of the Company and its shareholders because separation:

•allows for additional talents, perspectives and skills on the Board;
•preserves the distinction between the CEO’s leadership of management and the Board Chair’s leadership of the Board;
•promotes a balance of power and an avoidance of conflict of interest;
•provides an effective channel for the Board to express its views on management; and
•allows the CEO to focus on leading the Company and the Board Chair to focus on leading the Board, monitoring corporate governance and shareholder issues.

Committees

The Board conducts its business through meetings of the Board and the following standing Board committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Operational Risk Committee. Each of these committees has the responsibilities set forth in a formal written charter approved by the Board. The Board has also adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Conduct and other policies, create the Board’s corporate governance standards. Copies of these charters and the Corporate Governance Guidelines are available on the Company’s website located at ir.firstbusiness.bank/govdocs. The following table reflects the current membership of each standing Board committee:

Name(1)	Audit	Compensation	Corporate Governance and Nominating	Operational Risk
Laurie S. Benson		●	● Chair
Mark D. Bugher		● Chair	●
Carla C. Chavarria		●	●
Jan A. Eddy		●	●
John J. Harris	●			●
Ralph R. Kauten	●			●
Timothy J. Keane				●
W. Kent Lorenz	●			●
Daniel P. Olszewski				● Chair
Carol P. Sanders(2)	● Chair
Number of Meetings in 2021	5	4	4	4

(1)	Mr. Chambas and Mr. Kilcoyne are not members of a standing committee.
(2)	Ms. Sanders qualifies as an “audit committee financial expert.”

Audit Committee

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company. The Audit Committee presently consists of Carol P. Sanders (Chair), John J. Harris, Ralph R. Kauten, and W. Kent Lorenz, each of whom meets the requirements set forth in Nasdaq Listing Rule 5605(c)(2)(A) and the independence standards set forth in Rule 10A-3(b)(1) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has thus determined that each of the Audit Committee’s current members is qualified to serve in such capacity. The Board has determined that Carol P. Sanders qualifies as an “audit committee financial expert” for purposes of applicable SEC regulations, and has the financial sophistication required by applicable Nasdaq rules because she has the requisite attributes through, among other things, her education and experience as a certified public accountant and financial executive in the insurance industry and her service on the audit committee of other public companies.

Compensation Committee

The Compensation Committee's primary functions are to review and recommend to the Board the compensation structure for the Company’s directors and executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation, and administer the Company’s long-term incentive plan and employee stock purchase plan. Mark D. Bugher (Chair), Laurie S. Benson, Carla C. Chavarria, and Jan A. Eddy are the current members of the Compensation Committee, each of whom is considered to be “independent” and meets the requirements set forth in applicable Nasdaq rules and the independence standards set forth in Rule 10C-1(b)(1) promulgated by the SEC under the Exchange Act. The Board has determined that none of the aforementioned directors has a relationship to the Company which is material to their ability to be independent from management in connection with the duties of a Compensation Committee member and has further determined that each of the Compensation Committee’s current members is qualified to serve in such capacity.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s primary functions are to recommend persons to be selected by the Board as nominees for election as directors; recommend persons to be elected to fill any vacancies on the Board; lead the Board in its annual review of Board performance; Board and committee structure and director independence; develop and recommend to the Board corporate governance principles, policies and procedures and oversee execution of the Company’s succession planning program and advise the Board on the effectiveness of the program. The Board has additionally delegated assessment and monitoring of the Company's ESG and Board DEI practices to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee presently consists of Laurie S. Benson (Chair), Mark D. Bugher, Carla C. Chavarria and Jan A. Eddy. The Board has determined that each of the Corporate Governance and Nominating Committee members is considered to be “independent” according to applicable Nasdaq rules and has further determined that each current member is qualified to serve in such capacity.

Operational Risk Committee

The Operational Risk Committee's primary function is to assess and manage certain of the Company's risks. While the Board continues to maintain primary responsibility and oversight for Enterprise Risk Management (“ERM”), the Operational Risk Committee oversees execution of the Company’s ERM Program, evaluates, monitors and advises the Board on all matters relating to maintaining the right “tone at the top” and evaluates the Company’s strategic risk based on an assessment of the Company’s strategies in the context of the Company’s overall risk tolerance, related opportunities and capacity to manage the resulting risk. The Board has additionally delegated assessment and management of credit, compliance, operational, information security/cybersecurity, liquidity and reputational risks to the Operational Risk Committee. The Operational Risk Committee presently consists of Daniel P. Olszewski (Chair), John J. Harris, Ralph R. Kauten, Timothy J. Keane, and W. Kent Lorenz.

Board Role in Risk Oversight

Oversight of Risk
•The Board has an active and ongoing role in the management of the risks of the Company. It is responsible for general oversight of enterprise-wide risk management;

•The Operational Risk Committee was established in 2018 to evaluate and monitor the Company’s strategic risk and its key operational risks, including overseeing management's execution of the ERM Program and periodically evaluating the Board’s risk management structure and processes to ensure appropriate Board-level risk reporting;

•Company management is responsible for assessing and managing risk through robust internal processes and effective internal controls and for providing appropriate reporting to the Board and its committees.

The Company believes that establishing the right “tone at the top” and providing for full and open communication between management and the Board is essential for effective risk management and oversight. The Board, acting as a whole and through its committees, is responsible for oversight of the Company’s enterprise-wide risk management including, but not limited to, strategic, financial, credit, liquidity, compensation, information security including cybersecurity, regulatory, reputational, and operational risks. Given the critical link between strategy and risk, the Board is also responsible for developing strategies based on an assessment of the Company’s overall risk tolerance, the related opportunities and the capacity to manage the resulting risk. As part of its ongoing planning, the Board discusses with executive management the strategies, key challenges, risks and opportunities facing the Company.

Under the ERM Program, a Risk Dashboard has been developed, the Company’s most significant risks along with related metrics/key risk indicators (“KRIs”) have been identified, and risk tolerance thresholds established. ERM is a standing agenda item for each of the Board’s regular quarterly meetings. At these meetings the Board reviews the Risk Dashboard, the status of each KRI relative to the designated tolerance threshold and the related remediation plans. The Board has delegated oversight of each of the key risks to either the Audit, Compensation, Corporate Governance and Nominating or Operational Risk Committee in accordance with the committee charters. These charters are reviewed annually to reflect the changing risk environment. Each committee monitors the assigned specific key risks, ensures that appropriate risk mitigation plans are in place, identifies emerging risks, reports back to the Board with recommendations and updates and apprises the Board of any areas of concern. The following table summarizes each committee’s role in the risk oversight function.

Committee	Risk Oversight Focus
Audit Committee
•Monitors the integrity of the financial statements, effectiveness of internal control over financial reporting, compliance with applicable legal and regulatory requirements, and the performance of the Company’s independent auditors.

Compensation Committee
•Oversees the Company’s executive compensation program, evaluates risks presented by all compensation programs and confirms that the programs do not encourage risk-taking to a degree that is likely to have a materially adverse impact on the Company, do not encourage the management team to take unnecessary and excessive risks that threaten the value of the Company and do not encourage the manipulation of reported earnings of the Company.

Corporate Governance and Nominating Committee	•Monitors key risks including risks relating to corporate governance structure, director independence, and succession. •Assesses and monitors the Company's ESG and Board DEI practices.
Operational Risk Committee
•Assures the ERM Program is operating effectively.
•Monitors the strategic risk based on an assessment of the Company’s strategies in the context of the Company’s overall risk tolerance, related opportunities and capacity to manage the resulting risk.
•Evaluates, monitors and advises the Board on all matters relating to maintaining the right tone at the top.
•Evaluates, monitors and assesses key risks via quarterly updates from senior management related to credit risk; information security/cybersecurity risk; regulatory, compliance and legal risk; operational risk and liquidity and market risk.

Management is responsible for the day-to-day management of the Company’s key risks and operates through a Senior Management Risk Committee (“SMRC”) which monitors key risks, develops and executes mitigation or remediation plans as appropriate, identifies emerging risks, evaluates the effectiveness of the Company’s risk management processes and reports such to the Board or its committees on a regular basis.

CEO and Executive Officer Succession Planning

Succession planning and leadership development are top priorities for the Board and management.  Because of the significance of the CEO’s leadership, the Board retains primary responsibility for oversight of CEO succession planning as well as overall executive leadership development and succession planning practices and strategies. The Board has delegated certain responsibility for the ongoing development and monitoring of CEO and executive officer succession planning to the Corporate Governance and Nominating Committee, and at least annually, that committee reviews the policies and principles of selecting a successor to the CEO. The Board participates in the annual review of the CEO succession plan, which includes an assessment of potential CEO candidates, contingency plans in the event of a sudden termination (including death or disability), development plans that are being utilized to strengthen the skills and qualifications of candidates and the Company CEO’s recommendations for contingency and longer term succession planning for the CEO.  The Corporate Governance and Nominating Committee in accordance with its charter also reviews succession plans for the other executive officers.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 25, 2022 by: (i) each director and director nominee; (ii) each of the executive officers named in the Summary Compensation Table on page 39 (the “Named Executive Officers”); (iii) all of the directors, director nominees and executive officers (including the Named Executive Officers) as a group; and (iv) persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned by such holder. The percentage of beneficial ownership shown in the following table is based on 8,425,557 shares of Common Stock outstanding as of February 25, 2022. For purposes of calculating each person’s or group’s percentage ownership, shares of Common Stock issuable pursuant to the terms of restricted stock awards vesting within 60 days after February 25, 2022 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Laurie S. Benson(1)	5,201	*
Mark D. Bugher(2)	10,308	*
Corey A. Chambas(3)	143,349	1.7%
Carla C. Chavarria(4)	3,211	*
Jan A. Eddy(5)	17,831	*
John J. Harris(6)	10,775	*
Ralph R. Kauten(7)	29,673	*
Timothy J. Keane(8)	8,740	*
Gerald L. Kilcoyne(9)	52,211	*
W. Kent Lorenz(10)	17,944	*
Mark J. Meloy(11)	50,241	*
Daniel P. Olszewski(12)	23,054	*
Brad A. Quade(13)	7,409	*
Carol P. Sanders(14)	7,603	*
David R. Seiler(15)	16,327	*
Edward G. Sloane, Jr(16)	15,292	*
All directors, nominees and executive officers as a group (20 persons)(17)	510,742	6.1%
5% Holders
The Banc Funds Company, LLC(18)	440,610	5.2%
Dimensional Fund Advisors LP(19)	465,166	5.5%
*Denotes less than 1%
1

(1)	Includes 385 restricted shares over which Ms. Benson has voting power but does not have investment power, and 4,426 shares held through a sole IRA.
(2)	Includes 385 restricted shares over which Mr. Bugher has voting power but does not have investment power, 160 shares held by a sole IRA, 6,873 shares held in a joint trust with his spouse, 500 shares held solely by his spouse and 2,000 shares held solely by his spouse through an IRA.
(3)	Includes 9,071 restricted shares over which Mr. Chambas has voting power but does not have investment power, and 16,992 shares held through a 401(k) Plan.
(4)	Includes 385 restricted shares over which Ms. Chavarria has voting power but does not have investment power, and 2,436 shares held via a sole trust.
(5)	Includes 385 restricted shares over which Ms. Eddy has voting power but does not have investment power, and 17,056 shares held jointly with her spouse.
(6)	Includes 385 restricted shares over which Mr. Harris has voting power but does not have investment power, and 10,000 shares held jointly with his spouse.
(7)	Includes 385 restricted shares over which Mr. Kauten has voting power but does not have investment power, 3,300 shares held by a sole IRA, and 12,687 shares held by a family-owned LLC.
(8)	Includes 385 restricted shares over which Mr. Keane has voting power but does not have investment power, and 2,637 shares held in a joint trust with his spouse.
(9)	Includes 385 restricted shares over which Mr. Kilcoyne has voting power but does not have investment power, 6,800 shares held by a sole IRA, and 44,636 shares held in a joint trust with his spouse.
(10)	Includes 385 restricted shares over which Mr. Lorenz has voting power but does not have investment power, and 2,520 shares held by a sole IRA, 6,471 shares held in a joint trust with his spouse, and 8,178 shares held solely by his spouse through an IRA.
(11)	Includes 2,619 restricted shares over which Mr. Meloy has voting power but does not have investment power, and 42,678 shares held jointly with his spouse.
(12)	Includes 385 restricted shares over which Mr. Olszewski has voting power but does not have investment power, and 22,279 shares held in a joint trust with his spouse.
(13)	Includes 4,164 restricted shares over which Mr. Quade has voting power but does not have investment power.
(14)	Includes 385 restricted shares over which Ms. Sanders has voting power but does not have investment power, and 670 shares held in a joint trust with her spouse and 6,158 shares held by a SEP IRA.
(15)	Includes 3,376 restricted shares over which Mr. Seiler has voting power but does not have investment power, and 4,000 shares held in a joint trust with his spouse.
(16)	Includes 3,117 restricted shares over which Mr. Sloane has voting power but does not have investment power, and 4,122 shares held jointly with his spouse.
(17)	Includes: 38,821 restricted shares over which the individuals have voting power but do not have investment power, 10,678 shares held by spouses of the group members, 79,189 shares held through direct joint ownership with spouses of the group members and 90,027 shares held in trusts of the group members, either directly or shared with a spouse.
(18)	Information based on Schedule 13G/A filed with the SEC on February 7, 2022 jointly by Banc Fund VIII L.P., Banc Fund IX L.P., and Banc Fund X L.P. (collectively, the “Banc Fund Reporting Persons”). According to the Schedule 13G/A, Banc Fund VIII L.P. had sole voting and dispositive power with respect to 0 shares, Banc Fund IX L.P. had sole voting and dispositive power with respect to 240,909 shares, and Banc Fund X L.P. had sole voting and dispositive power with respect to 199,701 shares. According to the Schedule 13G/A, each of the Banc Fund Reporting Persons lists its address as 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.
(19)	Information based on Schedule 13G, filed with the SEC on February 8, 2022 by Dimensional Fund Advisors LP. According to the Schedule 13G, Dimensional Fund Advisors LP had sole voting power with respect to 452,157 shares, and sole dispositive power with respect to 465,166 shares. According to the Schedule 13G, their principal business office is 6300 Bee Cave Road, Building One, Austin, TX 78746.

DIRECTOR COMPENSATION

In 2021, each non-employee director of the Company received an annual retainer of $24,000. As the Company’s Board Chair, Mr. Kilcoyne received additional cash compensation of $60,250. The Compensation Committee Chair, the Corporate Governance and Nominating Committee Chair, and the Operational Risk Committee Chair received additional annual retainers of $5,000, while the Audit Committee Chair received an additional annual retainer of $10,000. All Board and committee members, except those serving as executive officers of the Company, were paid $750 for each Board and committee meeting attended. Except for the annual restricted stock awards described below, director retainer and meeting attendance fees were paid in cash quarterly.

The Compensation Committee periodically engages McLagan Partners, Inc., a part of the Rewards Solutions practice at Aon, plc ("McLagan"), its outside independent compensation consultant, to conduct a review of the director compensation program. The next review will be conducted in 2022.

Each non-employee director receives an annual restricted stock award in the amount of $10,000. The stock award further aligns director and shareholder interests by providing a portion of director compensation in Company stock. The awards vest annually and as outlined in the Director and Named Executive Officer Stock Ownership Guidelines, directors are required to retain 100% of all vested shares while serving on the Board.

	Fees earned or paid in cash (1)	Stock awards(2)	Total
Laurie S. Benson	$44,333	$10,000	$54,333
Mark D. Bugher	$38,750	$10,000	$48,750
Carla C. Chavarria	$32,250	$10,000	$42,250
Jan A. Eddy	$34,167	$10,000	$44,167
John J. Harris	$35,250	$10,000	$45,250
Ralph R. Kauten	$33,750	$10,000	$43,750
Timothy J. Keane	$37,500	$10,000	$47,500
Gerald L. Kilcoyne	$90,667	$10,000	$100,667
W. Kent Lorenz	$40,500	$10,000	$50,500
Daniel P. Olszewski	$36,833	$10,000	$46,833
Carol P. Sanders	$42,250	$10,000	$52,250

(1)	Includes FBFS Board retainer and FBFS and FBB Board and committee meeting attendance fees paid in cash.
(2)	On May 16, 2021 each non-employee director received a restricted stock award. The number of shares granted was equal to $10,000. Each director received 385 shares and the stock award amounts are the grant date value based on $25.87 which was the 20-day share price average prior to May 16, 2021.

THE COMPANY'S APPROACH TO ESG AND HUMAN CAPITAL MANAGEMENT

The Company’s ESG practices are integrated into our core business strategy and are an essential component of our corporate culture. In 2021, the Company defined its ESG framework, including the responsibilities of management, the Board and committees. ESG oversight is delegated to the Corporate Governance and Nominating Committee with regular reporting provided by the committee to the Board.

The Company is committed to all stakeholders including the communities we serve, our employees and shareholders. We believe that all communities we serve will prosper when everyone has equal access to basic social, education, health and economic opportunities and when environmental justice is advanced. The Company’s commitment is reflected in activities completed in conjunction with local businesses, the public sector and not-for-profit organizations. In 2021, the Company demonstrated this continued commitment in the following ways, among others:

Social

•Invested $14.9 million in Low Income Housing Tax Credits which assist with construction and renovation of low-income rental housing and are a critical way to bring affordable housing, financial stability, and economic opportunity to those who need it most.
•Revised the First Business Charitable Foundation’s Corporate Philanthropy/Charitable Giving Philosophy Statement to prioritize requests that advance the Company’s strategic ESG funding priorities and DEI initiatives.
•Funded over $660,000 in sponsorships and contributions to local communities and organizations, including a contribution to support increased access to post-secondary education so that no student will be denied access due to financial barriers.
•Provided all employees with 8 hours of paid time to support volunteer efforts and give back to their communities in a meaningful way of their choosing. In 2021, our employees spent more than 6,500 hours volunteering which impacted 76 not-for-profit organizations.
•Increased focus on advisory board candidate diversity in all banking markets leading to total advisory board member diversity of over 40%.
•Formed a dedicated team of employees to focus on developing business with a diverse client base in all markets.
•Achieved a 93% client satisfaction rating and a Net Promoter Score (“NPS”) of 76 – both are exceptional when compared to other banks and investment firms regionally and nationally. A NPS is a widely used measure of likelihood to recommend a company to others and allows for comparison of the Company's performance against other leading financial institutions.
•In 2021, two of the Company’s CEO’s six performance goals focused on furthering ESG and DEI initiatives and were considered as part of his overall performance evaluation and in compensation decisions.

Environment

•Updated Loan Policy and procedures to consider environmental risk in the underwriting process in support of the Company’s environmental and sustainability commitments to its communities, employees, and shareholders.

•Updated the Investment Policy to give consideration to activities that promote climate change mitigation or adaptation, or other environmental sustainability purposes.
•Continued to invest in our communities via Community Reinvestment Act lending activities and sound loan administration to promote sustainable growth.
•Added two 401(k) investment options focused on ESG and sustainability.
•Supported hybrid and remote work options which reduced carbon emissions related to commuting.
•Continued focus on reducing our impact on the environment through recycling and waste management programs, shredding and recycling of confidential information, and use of automatic lighting fixtures in main areas to adapt to room activity and avoid excess energy use.
•Reduced paper usage via implementation of DocuSign for selected loan transactions and vendor and client agreements.
•Maintained a minimal technology eco-footprint by continued use of state-of-the art technology to minimize power consumption and recycling of all e-waste.

Governance

•See pages 2 through 18 for additional information about the Company's governance practices.

Human Capital Management

The economy is growing, the talent market is competitive, and employees feel more empowered than ever. The Company’s leaders are embracing the changing talent landscape and furthering many of its talent strategies.

The Company believes achieving strong financial results begins with its employees. In 2021, the workforce grew to 312 employees. While the majority of employees are located in the primary banking markets, the Company has employees in over 20 states. This geographic expansion has allowed the Company to continue to diversify the workforce and add producers and specialists as the business lines grow.

The Company’s culture is critical and is rooted in its founding beliefs and guided by its cultural competencies. The Company’s leaders and employees treat everyone with the highest respect. The clarity of the Company’s core values creates a special and committed team atmosphere. This increases productivity, reduces turnover, attracts motivated employees, and cultivates an inclusive atmosphere. The Company’s culture creates engaged employees, who, in turn, generate satisfied clients. The Company is in a people-differentiated business and attracting and retaining the best talent possible is critical to its success. The strength of our culture and core values is demonstrated in a number of ways:

•The Company has been named to the national list of 2022 Top Workplaces USA and to the regional list of 2022 Wisconsin State Journal Top Workplaces for the greater Madison, Wisconsin area. Top Workplaces awards are based solely on feedback captured through a third-party administered employee engagement survey and provide regional and national level programs plus industry and culture excellence awards. Being part of the highly regarded Top Workplaces list is a tangible indicator how well the Company is navigating its culture in today’s world of work.

•In 2021, the Company achieved an employee engagement rating of 87% with a 92% participation rate – both are well above the finance industry norm. Employee engagement is a key business driver for organizational success. Engaged employees work harder, are more loyal and are more likely to go the extra mile for the organization and our clients.
•Turnover was 12.23% across the Company in 2021 – well below the industry norm in our region and nationally.

The Company is committed to expanding its talent pool and leadership pipeline to include more individuals from underrepresented groups and recognizes how important it is for employees to develop and progress in their careers. To support this development, the Company provides a variety of resources to help employees grow in their current roles and build new skills, including a learning management system, tuition reimbursement, commercial banking development program, and manager effectiveness programs. The Company has an interactive talent management platform which enables more effective talent management, increases engagement and accountability, and supports performance management, goal planning, career pathing and succession management.

•In 2021, 100% of the workforce established performance goals and nearly 18% of the workforce progressed along their career path into new roles within the Company.

The Company recognizes the value different perspectives, experiences, and cultures bring to our organization. To deliver the client-centered solutions for which the Company is known, it is important to fully embrace and welcome the dynamic and vibrant backgrounds of our ever-growing workforce and community. Leaders and managers are committed to fostering a culture of belonging, broadening perspectives, and deepening relationships.

•Throughout 2021, the leadership team participated in a variety of learning opportunities including assessments, training and education, and group discussions focused on DEI.
•Juneteenth was added as a paid holiday in 2022.
•A Belonging Index was added and measured as part of the Company’s engagement survey. The Belonging Index measures a feeling of security and support, and a sense of acceptance and inclusion as a member of the team and employee of the company. The Company has a Belonging Index of 89%.

The Company continues to evaluate where and how employees work. As hybrid work has evolved, so has the Company. The Company’s leaders and managers have learned to be more flexible and enable employees to do their jobs with more autonomy and in new ways. This has also enabled the Company to expand talent pools and grow the depth and diversity of its workforce.

•In 2021, the Company had approximately 70% of its employees working a hybrid, hoteling or remote work schedule.

The Company is committed to paying an attractive, equitable and competitive wage based on market rates for the employees' roles, experience and how they perform. To ensure pay is competitive, the Company regularly benchmarks against other companies both within and outside its industry. The Company is additionally committed to supporting employees’ and their families’ well-being by offering a very comprehensive total rewards package.

The Company’s Wellness Committee assists in prioritizing how to best support employees’ physical, emotional, and financial wellness.

•Given the competitive job market and the critical importance of retaining employees, annual base salaries were increased, in aggregate, an additional $650,000 or approximately 2% more in 2022 than the Company’s historical average annual merit increase.
•In 2021, the Company engaged Aon plc to conduct an analysis of pay equity. The results were favorable and did not detect any statistical evidence of pay disparity driven by gender or race/ethnicity in base salary, total cash compensation or total direct compensation.

Conclusion

From the Company’s inception, the commitment to and investment in our employees and the communities we serve is the foundation of the Company’s long-term success for the benefit of our shareholders. The Company’s commitment to corporate responsibility and sustainability is best expressed in the words of our Belief Statement: At First Business Bank, we believe visionary, determined entrepreneurs and investors create a thriving economy and, in turn, social and economic advancement for their employees, investors, families, and communities. Built by driven entrepreneurs, First Business Bank has the experience to create both wealth, and a wealth of good in the world. We are proud of the accomplishments and impact made in 2021.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Company Overview and Strategy

The Company is a registered bank holding company engaged in business banking, private wealth management, and bank consulting services through First Business Bank, headquartered in Madison, Wisconsin. All the Company’s operations are conducted through the Bank and subsidiaries of the Bank. First Business Bank operates as a business bank focusing on delivering a full line of commercial banking products and services tailored to meet the specific needs of small and medium sized businesses, business owners, executives, professionals and high net worth individuals. First Business Bank's full-service banking locations operate in Wisconsin, Kansas, and Missouri while its Specialty Finance and Bank Consulting services are offered nationwide. First Business Bank specializes in business banking, including commercial lending and specialty finance, private wealth management solutions, and bank consulting services.
The Company’s operating philosophy is predicated on deep client relationships in its markets fostered by niche financial expertise. This philosophy is built on guiding principles including an entrepreneurial spirit and disciplined sales process, as core differentiators balanced with a conservative credit culture and efficiency associated with centralized administrative functions. The Company’s business banking focus does not rely on an extensive branch network to attract retail clients but instead draws on its strong client relationships and broad range of deposit products and services to grow deposits at a rate generally consistent with the loan portfolio.

Long-Term Strategic Plan

In 2019, the Company developed a long-term strategic plan and began implementation of strategies and initiatives to drive its successful execution over the next five years. The Company’s vision statement or objective over this five-year period is to excel by building an expert team with diverse experiences who work together to impact the Company’s clients’ success more than any other financial partner. To meet this objective, the Company identified four key strategies which are linked to corporate financial goals and to all business units to ensure communication and execution are consistent at all levels. These four strategies are:

1.The Company will identify, attract, develop and retain a diverse, high performing team to positively impact the overall performance and efficiency of the Company.
2.The Company will increase internal efficiencies, deliver a differentiated client experience and drive client experience utilizing technology where possible.
3.The Company will diversify and grow its deposit base.
4.The Company will optimize its business lines and mix for diversification and performance.

While the Company has made considerable progress towards advancing each of these four strategies in the three years since the plan's formation, the Company's commitment to human capital management and furthering its DEI initiatives stand at the forefront of the other strategies, as it is the foundation for achieving the Company's long-term financial goals. The strong results achieved in the Company's three bonus criteria, which included above-target performance in top line revenue and efficiency ratio and superior performance in return on assets, are a reflection of executing on these four strategies. Each criteria is described further in the 2021 Key

Performance Measures table below. The Company has considered each of these four strategies in setting criteria for the 2022 key performance measures used in the executive compensation program.

2021 Key Performance Measures
The Compensation Committee has identified the following as important financial metrics for the Company. These metrics are indicators of the effectiveness of the Company’s execution of its long-term strategy and accordingly, have been selected as the performance measures for the executive compensation program.
Top Line Revenue
•Top line revenue, defined as net interest income plus non-interest income, was $112.8 million for the year ended December 31, 2021, an 8.4% increase over the prior year. This was above-target performance despite the impact of the COVID-19 pandemic and a near-zero interest rate environment, due to strong growth in loan and lease balances, private wealth management service fees, loan fees, gains on SBA loan sales and higher than typical returns on investments in mezzanine funds.
•The Company participated in the Paycheck Protection Program ("PPP") program originating $457 million in PPP loans at a rate of 1% and recognized $8.8 million in PPP SBA loan processing fees and interest during 2021 compared to $7.5 million during 2020. The PPP SBA loan processing fees and interest were included in net interest income, a component of top line revenue. As of December 31, 2021, the Company had $27.9 million in gross PPP loans outstanding and deferred processing fees outstanding of $557,000.
•The Company benefited from growth in loan and lease balances, excluding PPP loans, of $291.5 million, or 15.2%, as of December 31, 2021 compared to December 31, 2020.
•Top line revenue, excluding PPP SBA loan processing fees and interest, grew 7.7% for the year ended December 31, 2021 compared to the prior year.

Efficiency Ratio
•The efficiency ratio was 63.49% for the year ended December 31, 2021, exceeding target performance. This performance was primarily due to top line revenue growth of $8.8 million outpacing operating expense growth of $5.9 million. Operating expense growth was impacted by an increase in individual and corporate performance-based incentive compensation accruals as a result of strong Company performance relative to the bonus criteria, as well as continued investment in production staff. On the revenue side of this ratio, as discussed above, the Company achieved exceptional revenue growth despite the impact of the COVID-19 pandemic, driven by strong growth in loan balances and fee income.
•Efficiency is one of four key strategies within the long-term strategic plan. The Company expects to improve efficiency over time through sharp focus on proactive expense management and revenue growth opportunities. These efforts include increasing commercial banking market share, bringing to scale our less mature markets and business lines, and becoming more efficient in our back office operations through effective use of technology to improve processes and automation.

Return on Average Assets
•Return on average assets (“ROAA”) was 1.37% for the year ended December 31, 2021, which represented superior performance. This superior performance reflects the Company's continued improvement in asset quality that resulted in a loan loss provision benefit for the year, and the strong top line revenue growth described above. The Company is confident the significant investments made in its franchise, including business banking, specialty finance and private wealth management, have built a foundation for sustainable growth in 2022 and beyond.

Additional information on the Company’s business results, including a discussion of the key performance measures described above, can be found in the Company’s 2021 Annual Report on Form 10-K under the Management’s Discussion and Analysis of Financial Condition and Results of Operations section.

Executive Compensation Highlights

Pay-for-Performance Compensation Philosophy

The Company’s executive compensation program is designed to align with the Company’s business strategy and with creating long-term shareholder value. The executive compensation program is heavily weighted toward compensating the Company's executives based on Company performance. To that end, the Company has implemented executive compensation policies and practices that reinforce its pay-for-performance philosophy and align with commonly viewed best practices and sound governance principles. Highlights include:

Linking Pay with Performance

The executive compensation program is rigorous in linking pay and performance and the program provides for the Compensation Committee’s and the Board’s use of judgment as appropriate to ensure alignment. The Long-Term Incentive Plan (“LTI Plan”) provides for grants of equity ownership thereby aligning the interests of the executive officers with those of the shareholders.

In 2021, the Company issued a combination of Performance Restricted Stock Units (“PRSU”) and Restricted Stock Awards (“RSA”) to its executive officers. The Company believes PRSUs incentivize executive officers to drive long-term Company performance, thereby aligning the executive officers’ interests with the long-term interests of shareholders. The PRSUs are measured 50% on Total Shareholder Return (“TSR”) and 50% on Return on Equity (“ROE”) and will cliff-vest after a three-year measurement period based on the Company’s performance relative to a custom peer group. The executive officers’ grants are weighted approximately 60% in PRSUs and 40% in RSAs.

The Annual Cash Bonus Plan (“Annual Bonus Plan” or “Bonus Plan”) is designed to link pay and performance and uses a variety of key performance metrics (Adjusted Top Line Revenue, ROAA, Efficiency Ratio) which drive shareholder value and the Company’s business strategy.

Compensation Overview

•The Company’s compensation program utilizes a compensation mix of fixed and variable pay and includes base salary, annual cash bonuses under the Bonus Plan and long-term equity awards under the LTI Plan; this mix provides a variety of time horizons to balance near-term and long-term strategic goals.
•The CEO’s employment agreement and executive officers’ change-in-control agreements require double-triggers upon a change-in-control to receive certain severance benefits. In addition, none of these agreements include an excise tax gross-up.
•The Company has a Clawback Policy that applies to all current and former executive officers. In the event that the financial results of the Company are restated as a result of material noncompliance with financial reporting requirements or as a result of improper conduct, the Company has the right to recoup certain cash and equity incentive compensation paid.

•The Company has Director and Named Executive Officer Stock Ownership Guidelines; the CEO and all Named Executive Officers (“NEOs”) are in compliance.
•The Company has no-hedging and no-pledging policies which prohibit all executive officers, Section 16 officers and Company directors from hedging or pledging Company shares; the CEO, all executive officers, Section 16 officers and all Company directors are in compliance.

Consideration of 2021 Say on Pay

At the Company’s 2021 Annual Meeting of Shareholders, over 89% of voting shareholders approved the non-binding advisory proposal on the compensation of the NEOs, (commonly referred to as a “say-on-pay” vote).

The Board and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company considers the result of the advisory vote on executive compensation annually as one indicator of the overall soundness of the Board’s and Compensation Committee’s compensation decisions.
Executive Compensation Program Overview

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and policies for 2021 as applicable to the NEOs in the Summary Compensation Table on page 39. This section explains the structure and rationale associated with each material component of the NEOs’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section. For 2021, the Compensation Committee engaged McLagan as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee Chair.

In 2021, McLagan conducted several projects for the Company including:
•pay equity analysis of the entire workforce,
•equity pool share modeling,
•recommended a peer group for the annual performance restricted stock unit grant for the Compensation Committee's consideration and approval,
•provided market information on annual incentive bonus plan achievement, and
•advised on settlement practices of performance based shares.

The NEOs include the Company’s principal executive officer (i.e. CEO), principal financial officer (i.e. Chief Financial Officer) and the three other executive officers of the Company having the highest total compensation for executive officers serving in that capacity at the end of 2021. These five individuals, identified below, and throughout the proxy statement are the NEOs.

Named Executive Officers	Title
Corey A. Chambas	President and Chief Executive Officer of First Business Financial Services, Inc.
Edward G. Sloane, Jr.	Chief Financial Officer of First Business Financial Services, Inc.
David R. Seiler	Chief Operating Officer of First Business Financial Services, Inc.
Mark J. Meloy	Chief Executive Officer of First Business Bank
Bradley A. Quade	Chief Credit Officer of First Business Financial Services, Inc.

The Compensation Committee reviews the performance of the CEO and determines and recommends to the Board for approval the salary, bonus and other compensation paid to him. The Compensation Committee relies upon the CEO’s assessment of each NEO’s individual performance, which considers the NEO’s efforts in achieving their individual goals each year, managing and developing employees and the enhancement of long-term relationships with clients, if applicable to their position.

Compensation Factors

General

The Compensation Committee’s decisions regarding each NEO are based, in part, on the Compensation Committee’s subjective judgment, and also take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing an NEO’s compensation, the Compensation Committee considers and evaluates all components of the NEO’s total compensation package.

Company Performance

In establishing NEO compensation, the Compensation Committee measures the Company’s performance compared to management’s and the Board’s goals and objectives, and also compares Company performance to that of the Company’s peer group of financial institutions. The Compensation Committee believes that using the Company’s performance as a factor in determining an NEO’s compensation is effective in helping to align the NEO’s interests with those of the Company’s shareholders. With that in mind, the Compensation Committee focuses on key financial performance criteria such as revenue growth goals, operating profitability goals and goals related to strategic objectives, as determined by the Board. As part of the evaluation and review of these criteria, the Compensation Committee will also take into account various subjective issues, such as the Company CEO's progress in furthering ESG and DEI initiatives, general economic conditions and its impact on performance, and how they may affect the Company’s performance.

Peer Group Companies and Analysis

The Compensation Committee reviews compensation levels and design at peer companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with the Company and level of performance. The Compensation Committee generally strives to establish compensation for its executive officers that is competitive with that of our peer companies, while also taking into consideration other factors such as additional competitive market data, the scope of particular job responsibilities, individual performance of the executive officer, internal pay equity and other factors. The Compensation Committee’s determinations for executive officers are based on its review of such factors. Determinations are also informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant, McLagan.

For purposes of peer analysis in assessing performance, the Company utilizes a peer group that includes commercial banks of similar asset size. Given the ever-changing landscape within the banking industry, the Compensation Committee regularly reviews and recalibrates the group of banks used for this analysis as recommended by McLagan.

In 2020, the Compensation Committee engaged McLagan to evaluate the measures used to determine the Company's peer group. Given the Company's significant non-interest income business lines, McLagan recommended replacing total asset size with total revenue as a more accurate and meaningful measure of the size, scale, and complexity of the Company's operation. As a result, a new peer group was compiled reflecting a reference group of high performing publicly traded bank holding companies with revenue between $65 and $190 million which at the time (June 2020) was approximately one-half to two times the Company’s size, a commercial lending concentration of at least 75%, headquarters in the continental United States (excluding some specific states and large metropolitan areas due to different market and compensation conditions), similar product offerings, listed on a national exchange and a minimum of 0.50% ROAA for the current year and prior two years. This updated reference group had median revenue of $91 million at the time of the analysis. The Compensation Committee used the new peer group when making compensation decisions in 2021.

The peer group used for purposes of 2021 compensation decisions is reflected below. The companies included in this peer group are as follows:

Altabancorp (ALTA)
American National Bankshares Inc. (AMNB)
Bridgewater Bancshares, Inc. (BWB)
Business First Bancshares, Inc. (BFST)
CapStar Financial Holdings, Inc. (CSTR)
Equity Bancshares, Inc. (EQBK)
Evans Bancorp, Inc. (EVBN)
Farmers & Merchants Bancorp, Inc. (FMAO)
First Mid Bancshares, Inc. (FMBH)
Investar Holding Corporation (ISTR)
Level One Bancorp, Inc. (LEVL)
Macatawa Bank Corporation (MCBC)
Mercantile Bank Corporation (MBWM)
Mid Penn Bancorp, Inc. (MPB)
MidWestOne Financial Group, Inc. (MOFG)
MVB Financial Corp. (MVBF)
Nicolet Bankshares, Inc. (NCBS)
Northeast Bank (NBN)
SmartFinancial, Inc. (SMBK)
Stock Yards Bancorp, Inc. (SYBT)
Timberland Bancorp, Inc. (TSBK)
West Bancorporation, Inc. (WTBA)

Compensation Program Components

The Compensation Committee strives to provide an appropriate mix of compensation components, including finding a balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments primarily are aligned with and reward more recent performance, while equity awards encourage the Company’s executives to continue to deliver results over a longer period of time and also serve as a retention tool. Compensation for the NEOs was allocated between base salary, annual incentive compensation and longer-term awards as follows.

Base Salary

The Compensation Committee generally reviews the base salaries of the NEOs on an annual basis and also makes periodic adjustments in connection with promotions, market conditions or changes in position. The salaries for 2021, determined by the Compensation Committee at the end of 2020 as described in our 2021 Proxy Statement filed on March 9, 2021, are set forth in the Summary Compensation Table on page 39. For each fiscal year, the Compensation Committee considers various factors including the base salary paid to the NEO in comparable positions in the peer group, the overall professional experience and background of the NEO, the performance of the Company as compared to its key financial objectives over the prior fiscal year as well as information provided by its compensation consultant in making these decisions. In 2020, McLagan conducted an executive compensation study which included a market evaluation of base salaries.

At the end of 2021 in establishing NEO base salaries for 2022, the Compensation Committee considered the factors discussed above as well as the Company’s 2021 financial performance, the results of the McLagan 2020 executive compensation study and each NEO's individual performance and increased base salaries as shown below:

Name	Position	2020 Base Salary	2021 Base Salary	2022 Base Salary
Corey A. Chambas	President and Chief Executive Officer	$490,000	$510,000	$560,000
Edward G. Sloane, Jr.	Chief Financial Officer	$281,190	$286,814	$300,000
David R. Seiler	Chief Operating Officer	$302,848	$313,448	$330,688
Mark J. Meloy	CEO - First Business Bank	$234,466	$239,155	$255,000
Bradley A. Quade	Chief Credit Officer	$240,000	$247,200	$259,560

Annual Bonus Plan

The Compensation Committee typically determines eligibility for annual bonus payments using the parameters defined in the Company’s Bonus Plan, which is a performance-based bonus plan for eligible officers and employees of the Company, including the NEOs. The plan is formulaic and has clear disclosure of the business drivers. As established, the Compensation Committee retains the right to modify the Bonus Plan or withhold payment at any time.

In 2021, the NEOs participating in the Bonus Plan earned bonuses based on the performance of the Company. The measure of the Company’s performance is based on a combination of measures including revenue growth goals, operating profitability goals and goals related to strategic objectives, as established and measured by the Compensation Committee and the Board. Each measure is equally weighted.

In January of each year, the Compensation Committee approves threshold, target and superior levels for each of the measures used in the Bonus Plan, given the expectations and strategies for each particular year.

Bonus payments under the Bonus Plan are determined by the formulas described below, although the Board reserves the right to modify downward the payouts in its sole judgment. The Bonus Plan has a safeguard of requiring that the Company must meet one-half of the return on asset threshold before any bonus payment can be made based on performance on any criteria.

The following chart outlines the Company's performance measures that were used in the NEOs’ bonus calculations. The bonus calculations for all NEOs were based 100% on the performance of the Company.

Measure	Threshold	Target	Superior	Actual	Weighting
Top Line Revenue(1)	$105,800,000	$109,800,000	$113,800,000	$112,762,000	33.33%
Efficiency Ratio(2)	64.30%	63.50%	62.60%	63.49%	33.33%
Return on Average Assets(3)	0.90%	1.05%	1.20%	1.37%	33.33%

(1)	Top Line Revenue is defined as net interest income ($84.7 million) plus non-interest income ($28.1 million).
(2)	Efficiency Ratio is defined as non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets, loss on early extinguishment of debt, and other non-operating items, if any.
(3)	Return on Average Assets is defined as net income divided by average assets.
The specific performance metrics established with respect to the Company’s 2021 performance include the following non-GAAP financial measures, which the Company believes are relevant measures to align employees’ performance with profitability, growth and achievement of the Company’s strategic objectives:

•Top line revenue is a key measure of growth and income diversification.
•The efficiency ratio measures operating expenses in relation to top line revenue. Certain non-operating and discrete items were excluded to remove volatility from the measure.

With respect to the bonus formula, bonuses under the Bonus Plan provide for bonus payments of 0% to 95% of eligible salary. The target annual incentive opportunities for each position did not change in 2021. In 2021, the Bonus Plan provided that the President and Chief Executive Officer would receive 0% to 95% of his salary with a target payment of 45%, the Chief Financial Officer and the Chief Operating Officer would each receive 0% to 75% of his salary with a target payment of 35%, and the Chief Credit Officer and the Chief Executive Officer of FBB would each receive 0% to 60% of his salary with a target payment of 30%.

After the end of fiscal 2021, the Compensation Committee determined the extent to which the performance goals were achieved and subsequently approved the award to each NEO for payment in 2022.

Named Executive Officer	Targeted Payout as % of Base Salary	Actual Payout as % of Base Salary	Bonus Payout ($)
Corey A. Chambas	45.00%	74.19%	$378,387
Edward G. Sloane, Jr.	35.00%	58.35%	$167,370
David R. Seiler	35.00%	58.35%	$182,912
Mark J. Meloy	30.00%	47.52%	$113,637
Bradley A. Quade	30.00%	47.52%	$117,460

Long-Term Incentive Plan

The LTI Plan was established to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate employees who make or are expected to make important contributions to the Company by providing equity ownership opportunities and equity-based incentives, thereby aligning the interests of such persons with those of the shareholders. The LTI Plan is administered by the Compensation Committee of the Board and provides for the grant of equity ownership opportunities through incentive stock options and non-qualified stock options, restricted stock, restricted stock units, performance restricted stock units and any other type of award permitted by the LTI Plan.

In 2021, the Company issued a mix of PRSUs and RSAs to its executive officers. The PRSUs are determined by TSR and ROE and cliff-vest after a three-year measurement period based on the Company’s performance relative to a custom peer group. The PRSUs enhance the alignment between Company performance and executive officer pay and strengthen long-term shareholder alignment by linking the ultimate payout to pre-established relative goals based on a formula. The RSAs vest ratably over a three-year period and serve as a strong retention tool for the Company’s executive officers. The executive officers' grants are weighted approximately 60% in PRSUs and 40% in RSAs. The Company’s executive officers are eligible to receive dividends on all outstanding, unvested shares of restricted stock and dividend equivalents with respect to shares subject to outstanding, unvested PRSU awards at the target level of performance.

2021 PRSU Program Features
Vehicle Value of units is measured on a relative basis over the performance period; units are settled in shares at vesting.
Performance Period Awards made in 2021 have a three (3) year performance measurement period of 2021 - 2023 and will cliff vest at the end of the measurement period.
Performance Measures Relative Total Shareholder Return and Relative Return on Average Equity; each measure is weighted 50%.
Payout
Payout under the program is calculated at the end of the three-year performance period and is based on the relative performance for each measure against the custom peer group. Payout at the 25th percentile of the peer group will result in an award of 50% of the target value, payout at the 50th percentile of the peer group will result in an award of 100% of the target value, and payout at the 75th percentile or above of the peer group will result in an award of 200% of the target value. Achievement of each performance measure is determined by straight-line interpolation for actual performance falling between threshold and target or target and maximum levels. If achievement with respect to a particular performance measure does not reach threshold level, then no portion of the award will vest with respect to such performance goal.

Peer Group Performance
A peer group is established for each grant to measure relative performance. The peer groups consist of publicly traded banks, headquartered in the US, with assets between one-half and two times the asset size of the Company. For the 2021 grant, the peer group is comprised of approximately 128 banks and the peer group will remain static for each grant throughout the measurement period.

Shares certified as earned by the Compensation Committee at the end of the performance period will be distributed in the calendar year following the end of the performance period.

The targeted amount of the long-term incentive awarded for each of the NEOs is determined utilizing market data for similar positions within the industry as well as relative roles and responsibilities within the Company. The targeted value of the grant is determined as a percentage of their base salary and ranges from 30% to 50%. The following chart summarizes the equity awards made to each of the NEOs in 2021.

Name	Position	PRSU # Granted at Target	PRSU Grant Date Fair Value	RSA # Granted	RSA Grant Date Fair Value
Corey A. Chambas	President and Chief Executive Officer	7,505	$203,504	5,000	$108,400
Edward G. Sloane, Jr.	Chief Financial Officer	3,165	$85,824	1,760	$38,157
David R. Seiler	Chief Operating Officer	3,460	$93,818	1,920	$41,626
Mark J. Meloy	CEO - First Business Bank	2,050	$55,586	1,465	$31,761
Bradley A. Quade	Chief Credit Officer	2,120	$57,484	1,515	$32,845

These equity awards are also listed in the Grant of Plan Based Awards on page 41 and the Outstanding Equity Awards at Fiscal Year End table on page 42.

The PRSUs that the Company granted to its executive officers in 2019 for the performance measurement period of 2019-2021 will be paid out in April 2022. As of the date of this Proxy Statement, the number of shares earned under that award is unknown due to the unavailability of final Relative Return on Average Equity information. The Company intends to file a Current Report on Form 8-K disclosing the number of shares earned by the NEOs under the 2019 PRSU award once the information becomes available.

All Other Compensation and Perquisites. While the Compensation Committee reviews and monitors the level of other compensation offered to the NEOs, it typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the NEOs in its evaluation of the total compensation received by each. It is the Company’s belief that perquisites for NEOs should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, the Company has generally provided nominal benefits to NEOs that are not available to other employees and plans to continue this approach in the future. The benefits offered in 2021 to the NEOs will continue for 2022. The perquisites received by the NEOs in 2021 are reported in the Summary Compensation Table on page 39.

Director and Named Executive Officer Stock Ownership Guidelines

The Board has established director and NEO stock ownership guidelines as another means by which to align their decisions with creating shareholder value. The guidelines are based on a multiple of base salary for the CEO and NEOs and a multiple of the annual cash and equity retainer for the directors as follows:

Position	Baseline	Minimum Ownership as a multiple of the Baseline
Director	Annual Cash and Equity Retainer	3x
CEO	Base Salary	3x
NEOs	Base Salary	1x

NEOs and directors are allowed five years from the later of the adoption of the guidelines or their appointment to accumulate the minimum number of shares to satisfy these guidelines. All NEOs and directors who are subject to these guidelines are currently in compliance. The complete details of the ownership guidelines are available in the Company’s Corporate Governance Guidelines posted on its website located at ir.firstbusiness.bank/govdocs.

Clawback Policy

The Company’s Clawback policy applies to all current and former executive officers. In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstances that led to the requirement for the restatement and will take such actions, including clawback, as it deems necessary or appropriate. The Board will consider whether any executive officer received cash and/or equity incentive compensation based on the original financial statements because it appeared they achieved financial performance targets which in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted improper conduct.

No-Hedging and No-Pledging Policies

The Company has an Insider Trading Policy that prohibits executive officers, Section 16 officers and directors from hedging Company stock, from holding Company stock in a margin account and from pledging Company stock as collateral for a loan. All Section 16 officers, including all executive officers, and directors are currently in compliance with these policies.

Assessment of Compensation Risk

As a publicly traded financial institution, the Company must comply with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the NEOs.

In addition to our cultural competencies, the Company engages in the following practices to ensure its executive compensation program is aligned with shareholders’ interests and protects the Company against excessive risk taking:

•Variable compensation based on a variety of performance goals,
•Board discretion to lower incentive award amounts,
•Balanced mix of short-term and long-term incentives with emphasis on performance,
•Stock ownership guidelines,
•No-hedging and no-pledging provisions, and
•Clawback provisions.

In 2021, the Compensation Committee completed its thorough annual review of all compensation programs offered at the Company to determine whether any aspect of the plans or programs encourages excessive or unnecessary risk that would adversely affect the long-term value or performance of the Company. Based on the risk assessment process and the practices listed above, the Compensation Committee concluded that the compensation plans and programs, considered individually and as a whole, do not encourage excessive risk-taking by NEOs or other employees.

COMPENSATION COMMITTEE REPORT

Based on review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the members of the Compensation Committee:

Mark D. Bugher, Compensation Committee Chair
Laurie S. Benson
Carla C. Chavarria
Jan A. Eddy

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships as defined by the rules adopted by the SEC and no officer, former officer or employee of the Company is a member of the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs for the years ended December 31, 2021, 2020, and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Change in pension value and nonqualified deferred compensation earnings(3)	All other compensation ($)(4)	Total ($)
Corey A. Chambas	2021	$510,000		$311,904	$378,387	$400,697	$28,675	$1,629,663
President & Chief Executive Officer	2020	$490,000		$276,612	$310,333	$269,817	$28,250	$1,375,012
	2019	$466,000		$276,879	$307,549	$153,014	$28,304	$1,231,746
Edward G. Sloane, Jr.	2021	$286,814		$123,981	$167,370		$23,693	$601,858
Chief Financial Officer	2020	$281,190		$112,128	$140,595		$21,745	$555,658
	2019	$270,375		$113,246	$142,199		$22,260	$548,080
David R. Seiler	2021	$313,448		$135,444	$182,912		$38,244	$670,048
Chief Operating Officer	2020	$302,848		$120,627	$151,424		$26,059	$600,958
	2019	$291,200		$122,039	$153,151		$26,460	$592,850
Mark J. Meloy	2021	$239,155		$87,347	$113,637		$46,329	$486,468
CEO - First Business Bank	2020	$234,466		$79,097	$93,786		$37,849	$445,198
	2019	$231,001		$82,192	$89,114		$38,208	$440,515
Bradley A. Quade	2021	$247,200		$90,329	$117,460		$35,941	$490,930
Chief Credit Officer	2020	$240,000		$81,124	$96,000		$18,812	$435,936

(1)	Includes the value of RSAs and PRSUs awarded for 2019, 2020 and 2021. Amounts are the grant date fair value in accordance with applicable accounting guidance (i.e. target for PRSUs awarded in 2021). If the 2021 PRSUs vest at the maximum level at the end of the performance period, the total grant date fair value, including the RSAs, for each NEO is as follows: Chambas $515,407; Sloane $209,806; Seiler $229,261; Meloy $142,933; and Quade $147,813.
(2)
The amounts reported in the “Non-equity incentive plan compensation” column were earned under the Annual Bonus Plan in the calendar year reported. The Board defined specific threshold, target, and superior award opportunities as a percentage of salary for each NEO. The specific percentages were based on the individual NEO’s position and competitive market data for similar positions. The 2021 awards were contingent primarily on performance relative to goals as described on pages 32 through 36. The performance criteria were equally weighted and reflect the Company’s strategic objectives.

(3)	These amounts reflect the aggregate change in the actuarial present value of Mr. Chambas' normal retirement benefit set forth in his employment agreement.
(4)	The amounts for 2021 set forth in the “All other compensation” column include a 3.0% 401(k) plan matching contribution, an auto use/reimbursement payment, a 5.17% discretionary 401(k) profit sharing contribution, and a club membership.

All Other Compensation:

Name	401(k) match	Auto use/ reimbursement	Profit Sharing	Country Club Membership	Total
Corey A. Chambas	$8,700	$4,982	$14,993	$0	$28,675
Edward G. Sloane, Jr.	$8,700	$0	$14,993	$0	$23,693
David R. Seiler	$8,700	$4,200	$14,993	$10,351	$38,244
Mark J. Meloy	$8,700	$4,200	$14,993	$18,436	$46,329
Bradley A. Quade	$8,700	$0	$14,993	$12,249	$35,942

CEO Pay Ratio

In August of 2015 the SEC adopted a rule requiring disclosure of the ratio of the CEO’s annual total compensation to the total annual compensation of the Median Employee.

In determining the Median Employee, a list of all full-time and part-time employees, exclusive of the Company’s CEO, Mr. Chambas, was prepared based on active employees included in the Company’s payroll system as of October 1, 2020. Salaries and wages were annualized for those employees that were not employed for the full year of 2020. Salaries and wages were ranked from lowest to highest and the salary of the Median Employee was selected from the list. The total annual compensation of the Median Employee was then calculated in the same manner as the total compensation disclosed for Mr. Chambas in the Summary Compensation Table shown on page 39.

The SEC rule for Pay Ratio permits companies to make the Median Employee determination only once every three years if there has been no change in the Company’s employee population or employee compensation arrangement that the Company reasonably believes would result in a significant change to its pay ratio disclosure.

The ratio of compensation of the CEO to the Median Employee’s compensation is as follows:

Annual total compensation of Mr. Chambas, CEO(1):	$1,629,663
Annual total compensation of the Median Employee(2):	$105,973
Ratio of CEO to Median Employee compensation:	15:1

(1)	Annual total compensation of the Company’s CEO as disclosed in the Summary Compensation Table.
(2)	Annual total compensation of the Median Employee consisted of salary, annual bonus, and Company 401(k) match and discretionary plan contribution as of December 31, 2021.

Grant of Plan-Based Awards
The following table shows grants of plan-based awards made in 2021. Equity and non-equity grants are awarded as part of the annual compensation process and as part of employment offers for new hires.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards (PRSUs)(2)			All other stock awards: Number of shares of stock or units (RSAs)(3) (#)	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Corey A. Chambas	2/16/2021				3,753	7,505	15,010		$203,504
	2/16/2021							5,000	$108,400
	1/28/2021	$51,000	$229,500	$484,500
Edward G. Sloane, Jr.	2/16/2021				1,583	3,165	6,330		$85,824
	2/16/2021							1,760	$38,157
	1/28/2021	$28,681	$100,385	$215,111
David R. Seiler	2/16/2021				1,730	3,460	6,920		$93,818
	2/16/2021							1,920	$42,626
	1/28/2021	$31,345	$109,707	$235,086
Mark J. Meloy	2/16/2021				1,025	2,050	4,100		$55,586
	2/16/2021							1,465.00
	1/28/2021	$23,916	$71,747	$143,493
Bradley A. Quade	2/16/2021				1,060	2,120	4,240		$57,484
	2/16/2021							1,515	$32,845
	1/28/2021	$24,720	$74,160	$148,320

(1)	These amounts illustrate the threshold, target, and maximum annual cash bonus awards established under the Annual Cash Bonus Plan.
(2)	The ultimate number of PRSUs that will vest will be determined by the Company’s performance over the three-year measurement period ending on December 31, 2024. See section titled “Long-Term Incentive Plan” beginning on page 34 for additional details on the awards granted to NEOs.
(3)	The RSAs vest ratably over a three-year period. See section titled “Long-Term Incentive Plan” beginning on page 34 for additional details on the awards granted to NEOs.

2019 Equity Incentive Plan. The First Business Financial Services, Inc. 2019 Equity Incentive Plan, amended as of April 30, 2021, (the “2019 Plan”) is intended to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company, its subsidiaries or affiliates. The Compensation Committee believes that equity awards serve to align the NEOs’ interests with shareholders. Under the 2019 Plan, the Company may issue a wide variety of forms of equity incentives, as deemed appropriate by the Compensation Committee. The Compensation Committee typically grants equity awards to each NEO on an annual basis as part of the overall performance appraisal process. The Compensation Committee grants equity awards to encourage the NEOs to stay with, and maximize the performance of, the Company over the long-term and to discourage excessive focus on short-term metrics at the expense of the long-term health of the organization.

Annual Bonus Plan. The Annual Cash Bonus Plan provides opportunities for bonus payments based on the Company’s performance as measured by revenue growth goals, operating profitability goals and goals relating to strategic objectives as further described on page 26.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding stock awards held by the NEOs at December 31, 2021.

Stock Awards
Name	Grant date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Corey A. Chambas	2/16/2021	5,000(2)	$145,850	15,010(7)	$437,842
	2/16/2020	2,534(3)	$73,917	11,400(8)	$332,538
	2/16/2019	1,482(4)	$43,230	13,340(9)	$389,128
	8/16/2018	1,044(5)	$30,453
Edward G. Sloane, Jr.	2/16/2021	1,760(2)	$51,339	6,330(7)	$184,646
	2/16/2020	910(3)	$26,545	4,910(8)	$143,225
	2/16/2019	537(4)	$15,664	5,800(9)	$169,186
	8/16/2018	337(5)	$9,830
David R. Seiler	2/16/2021	1,920(2)	$56,006	6,920(7)	$201,856
	2/16/2020	980(3)	$28,587	5,280(8)	$154,018
	2/16/2019	579(4)	$16,889	6,250(9)	$182,313
	8/16/2018	339(5)	$9,889
Mark J. Meloy	2/16/2021	1,465(2)	$42,734	4,100(7)	$119,597
	2/16/2020	757(3)	$22,082	3,180(8)	$92,761
	2/16/2019	460(4)	$13,418	3,860(9)	$112,596
	8/16/2018	288(5)	$8,401
Bradley A. Quade	2/16/2021	1,515(2)	$44,193	4,240(7)	$123,681
	2/16/2020	777(3)	$22,665	3,260(8)	$95,094
	11/16/2019	1,769(6)	$51,602

(1)	Value is based on $29.17 which was the closing price per share on December 31, 2021.
(2)	Award vests ratably over 3 years with future vesting dates of February 16, 2022, 2023 and 2024.
(3)	Award vests ratably over 3 years with future vesting dates of February 16, 2022 and 2023.
(4)	Award vests ratably over 3 years with future vesting dates of February 16, 2022.
(5)	Award vests ratably over 4 years with future vesting dates of August 16, 2022.
(6)	Award vests ratably over 3 years with future vesting date of November 16, 2022.
(7)	PRSUs, reported at maximum performance, are earned following the performance period ending December 31, 2023. Performance results will be certified and resulting payout of Shares will be made in the following calendar year (2024).
(8)	PRSUs, reported at maximum performance, are earned following the performance period ending December 31, 2022.Performance results will be certified and resulting payout of Shares will be made in the following calendar year (2023).
(9)	PRSUs, reported at maximum performance, are earned following the performance period ending December 31, 2021. Performance results will be certified and resulting payout of Shares will be made in the following calendar year (2022). As of the date of this Proxy Statement, the actual number of shares was unknown.

Option Exercises and Stock Vested in 2021

The following table sets forth information concerning the vesting of stock awards in 2021 by the NEOs.

Stock Awards(1)
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Corey A. Chambas	3,864	$98,527
Edward G. Sloane, Jr.	1,368	$34,802
David R. Seiler	1,422	$36,015
Mark J. Meloy	1,162	$29,583
Bradley A. Quade	1,218	$37,332

(1)	Includes the vesting of restricted stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Corey A. Chambas
Mr. Chambas is party to an employment agreement pursuant to which he serves as the President and CEO of the Company. Following a termination of his employment, the agreement provides Mr. Chambas with severance or retirement benefits, as determined based on the facts and circumstances surrounding his termination, as described below.
Normal Retirement Benefit. Upon a termination of employment, other than a termination by the Company for cause, on or after the date Mr. Chambas attains the age of 65, the Company will be obligated to pay Mr. Chambas the normal retirement benefit annually for ten years. The amount of the normal retirement benefit is equal to sixty percent of Mr. Chambas’ Compensation, where his “Compensation” consists of his then-current annual base salary plus the greater of his target bonus for the year of retirement, the average of his actual bonuses for the two years preceding the year of his retirement, or the average of his actual bonuses for the three years preceding the year of his retirement. Because he is not yet 65 years old, Mr. Chambas is not yet eligible to receive the normal retirement benefit.
Early Retirement Benefit. The employment agreement also provides for an early retirement benefit. In order to elect the early retirement benefit, Mr. Chambas must provide the Company with at least one year’s prior written notice of his early retirement. Following his early retirement date, the Company will be obligated to pay Mr. Chambas an early retirement benefit annually for ten years. The amount of the early retirement benefit is equal to sixty percent of Mr. Chambas’ Compensation multiplied by a fraction the numerator of which is the number of consecutive years Mr. Chambas has been employed with the Company as of his early retirement and the denominator of which is 34. As of December 31, 2021, Mr. Chambas had been employed with the Company for 28 consecutive years.

Because Mr. Chambas is now eligible for the early retirement benefit, if his employment is terminated by the Company other than for cause before he becomes eligible for the normal retirement benefit and at any time prior to a change in control or more than two years after a change in control, then he will be entitled to a severance benefit equal to the early retirement benefit. The benefit will be paid to Mr. Chambas annually for ten years following his termination of employment.

Change in Control Benefit. Mr. Chambas is entitled to a change in control benefit if, within two years after a change in control of the Company or FBB, one of the following occurs:

(i)the Company and FBB terminate Mr. Chambas’ employment without cause;

(ii)Mr. Chambas terminates his employment within 90 days after being required to relocate his primary office location to a new location that is more than 30 miles from his current primary office location;

(iii)Mr. Chambas terminates his employment within 90 days after his position, compensation, or the budget over which he has control are materially diminished, he is required to report to anyone other than the Company’s Board or the Company materially breaches his employment agreement.

The amount of the benefit payable to Mr. Chambas will be equal to the early or normal retirement benefit that would otherwise be due if Mr. Chambas had elected to retire as of the date of his termination. The change in control benefit is further subject to a provision that is intended to ensure that no payments to Mr. Chambas will be nondeductible to the Company pursuant to Section 280G of the Internal Revenue Code.

Death and Disability Benefits. The employment agreement also provides for death and disability benefits. In the event Mr. Chambas dies or becomes disabled while employed by the Company, the Company will pay to Mr. Chambas or his beneficiary or estate a benefit annually for ten years. The amount of the disability benefit is equal to the early or normal retirement benefit Mr. Chambas would have received, as the case may be, had he retired the day before his disability.

Restrictive Covenants. Under the agreement, Mr. Chambas is prohibited from competing with the Company or any of its affiliates and from soliciting their employees for a period of two years after the termination of his employment. In determining whether payments due in connection with a change in control are parachute payments, the Company may assign a value to these restrictive covenants and such value could be excluded from the amounts that are deemed to be parachute payments subject to Internal Revenue Code Section 280G.

Consulting Services. The employment agreement also provides that, if Mr. Chambas’ termination of employment results from anything other than his death, disability or a termination by the Company for cause, he will provide consulting services to the Company. In any case where Mr. Chambas is receiving either the early or normal retirement benefit, he will be obligated to provide consulting services for the duration of the payment period for such benefits. In all other cases, Mr. Chambas will be required to provide the consulting services for a period of two years following his termination of employment. Mr. Chambas will receive $5,000 per year for performing the consulting services.

Potential Payments. The following table describes the potential payments upon termination or a change in control for Mr. Chambas. The table assumes that his employment was terminated on December 31, 2021. The closing price for a share of the Company’s Common Stock on that date was $29.17. Mr. Chambas' employment agreement and the 2019 Plan limit the amount payable in the event of a change in control of the Company to the extent any payments would constitute an "excess parachute payment" under Internal Revenue Code Section 280G, but the following table does not show any reduction in benefits due to such a limitation.

Event	Cash Severance	Accelerated Vesting of RSAs & PRSUs(1)	Consulting Fees(2)
Normal Retirement(3)	N/A	---	---
Early Retirement	$4,046,387	---	$50,000
Death or Disability	$4,046,387	$873,204
Change in Control	---	$873,204	---
Termination following change in control(4)	$4,046,387	---	$50,000

(1)	Pursuant to the terms of the equity awards granted to Mr. Chambas, his outstanding RSAs and PRSUs (assuming target performance) will vest immediately upon a change in control. Mr. Chambas’ outstanding RSAs and PRSUs (assuming target performance) will vest immediately upon his termination of employment due to disability or death, and shares in settlement of PRSUs will be delivered upon death or disability or following the end of the applicable performance period, as provided in the award agreement.

(2)	The amounts reflected in this column represent the aggregate consulting fees Mr. Chambas would receive over the duration of his consulting arrangement. As described above, the consulting fees are $5,000 per year. The Consulting Fees do not apply in the event of Death or Disability.
(3)	Mr. Chambas has not yet attained age 65. Therefore, he is not yet eligible for a normal retirement benefit.
(4)	As described above, the termination must occur within two years following the change in control and must be a termination by the Company without cause or a resignation by Mr. Chambas for good reason.

Other Named Executive Officers

As is more fully described below, all of the NEOs, with the exception of Mr. Chambas, were subject to change in control agreements with the Company which are described below. These change in control agreements were in effect on December 31, 2021, and provide for payments and benefits to a terminating NEO following a change in control of the Company. Except as described below, the other NEOs would not be entitled to any other payments or benefits.

The change in control agreement is triggered by a change in control of the Company and requires the Company to make payment of severance benefits to an NEO if, within twelve (12) calendar months of a change in control of the Company, the NEO’s employment is terminated by the Company without cause or the NEO resigns for good reason.

Under the agreement, an NEO is prohibited from competing with the Company or any of its affiliates, and from soliciting their employees, for a period of two years after the termination of his employment.

If the NEO becomes entitled to severance benefits, the Company is obligated to pay to and provide him with:

(i)a lump sum cash amount equal to the NEO’s unpaid base salary, accrued vacation pay, and unreimbursed business expenses from the most recently completed fiscal year;

(ii)any amount payable to the NEO under the non-equity incentive compensation plan then in effect;

(iii)a cash amount equal to two times the NEO’s annual base salary payable in four installments over the two years following termination;

(iv)a lump sum cash amount equal to the greater of (a) the NEO’s then-current target incentive compensation opportunity established under any annual non-equity incentive plan; or (b) his target incentive compensation opportunity in effect prior to the change in control; and

(v)the continuation of the NEO’s health insurance coverage for eighteen months from the effective date of termination.

The severance benefits are subject to potential reduction if it is determined that the payments of such benefits would be deemed to be excess parachute payments under Section 280G of the Internal Revenue Code. The amount of the severance benefits will be reduced below the threshold for an excess parachute payment if such a reduction would result in an increase in the aggregate benefits to be provided on an after-tax basis, to the executive.

Potential Payments and Benefits

The following table sets forth information concerning potential payments and benefits under the Company’s compensation programs and benefit plans to which the NEOs, other than Mr. Chambas, whose benefits are described above, could be entitled upon a change in control of the Company as of December 31, 2021. The table assumes a change in control and termination date (to the extent applicable) of December 31, 2021, and a price per share of $29.17, the closing price of the Company’s Common Stock on December 31, 2021. The NEOs’ (other than Mr. Chambas) change in control agreements and the 2019 Plan may limit the amount payable in the event of a change in control of the Company to the extent any payments would constitute an “excess parachute payment” under Internal Revenue Code Section 280G, but the following table does not show any reduction in benefits due to such a limitation.

Name	Severance(1)	Accelerated Vesting of RSAs & PRSUs(2)	Health Benefits(1)	Total Benefits
Edward G. Sloane, Jr.	$674,013	$351,907	$13,078	$1,038,998
David R. Seiler	$736,603	$380,464	$0(1)	$1,117,067
Mark J. Meloy	$550,057	$249,112	$13,885	$813,054
Bradley A. Quade	$568,560	$227,847	$24,817	$821,224

(1)	The amounts reflected in these columns are only paid upon an NEO’s termination of employment by the Company without cause or the NEO’s resignation for good reason within the twelve (12) months immediately following the change in control of the Company. Mr. Seiler is not currently enrolled in the Company's insurance plans.
(2)	Pursuant to the terms of the equity awards granted to the NEOs, their outstanding RSAs and PRSUs (assuming target performance) will vest immediately upon a change in control. Additionally, RSAs and PRSUs (assuming target performance) will vest immediately upon an NEO’s termination due to death or disability, and shares in settlement of PRSUs will be delivered upon death or disability or following the end of the applicable performance period, as provided in the award agreement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1 million paid to “covered employees” in any tax year. Covered employees for a tax year include the corporation’s CEO, Chief Financial Officer ("CFO") and each of its three most highly compensated NEOs (other than the CEO and CFO) for such tax year, regardless of whether they are in service as of the end of such tax year. In the past, there was an exemption to this limit for “performance-based compensation,” but that was repealed by the Tax Cuts and Jobs Act of 2017. We expect that compensation payable to our NEOs in excess of $1 million will not be deductible by the Company unless it qualifies for limited transition relief.

ITEM 2 – NON-BINDING ADVISORY PROPOSAL ON
NAMED EXECUTIVE OFFICERS’ COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct a separate shareholder advisory vote to approve the compensation of the registrant’s NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In a non-binding advisory vote on the frequency of say-on-pay votes held at the Company’s 2019 annual meeting of shareholders, shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by the Board, the Board has determined that the Company will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at the Company's 2025 annual meeting of shareholders.

The overall objective of the Company’s compensation programs has been to align NEO compensation with the success of meeting annual and long-range strategic operating and financial goals. The Compensation Committee and the Board believe that the Company’s policies and procedures are effective in implementing its compensation philosophy and achieving its goals, and that the compensation of the NEOs in 2021 reflects and supports these compensation policies and procedures.

In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:

“RESOLVED, that First Business Financial Services, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Company’s proxy statement dated March 8, 2022.”

Approval of this resolution requires that the number of votes cast in favor of the resolution at the Annual Meeting exceed the number of votes cast against it.  While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or the Board and may not be construed as overruling any decision by the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT, BY VOTING “FOR” THIS PROPOSAL.

RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee is responsible for reviewing related party transactions and potential conflicts of interest. In conducting its review, the Audit Committee will take into account all relevant factors, including (1) the impact, if any, on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director has a significant role or interest; (2) whether the proposed transaction is on terms that are comparable to the terms available to unrelated third parties or to our employees generally; (3) the material terms of the transaction; (4) the availability of other sources for comparable services or products (if applicable); and (5) the potential benefits to the Company. The Company’s executive officers and directors and their associates have been, and the Company anticipates that they will continue to be Bank clients, in the ordinary course of business, which includes maintaining deposit, trust and other fiduciary accounts and obtaining loans. The Bank has granted various types of loans to the Company’s executive officers and directors, and to entities controlled by them. As of December 31, 2021, such loans: (i) were made consistent with similar practices in the banking industry generally; (ii) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other clients not related to the Bank; (iii) did not involve more than the normal risk of collectability or present other unfavorable features; (iv) and were subject to and made in accordance with Regulation O. All extensions of credit made to the Company’s directors have been and will continue to be approved by the Bank's board of directors as insider loans under Regulation O requirements.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management, under the supervision of the Chief Executive Officer and Chief Financial Officer, is responsible for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including: a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which firm is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and the SEC. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by the applicable requirements of the PCAOB and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s consolidated financial statements for the year ended December 31, 2021 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting. The Audit Committee discussed with the Company’s third party internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the third party internal audit firm and the independent registered public accounting firm, with and without management present, to discuss: the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2021 filed by the Company with the SEC. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such.
AUDIT COMMITTEE:
Carol P. Sanders, Audit Committee Chair
John J. Harris
Ralph R. Kauten
W. Kent Lorenz

The persons named above were the only persons who served on the Audit Committee of the Board of Directors during the last fiscal year.

MISCELLANEOUS

Independent Registered Public Accounting Firm
Crowe LLP acted as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2018 through December 31, 2021. The Audit Committee is solely responsible for the selection, retention, oversight, and, when appropriate, termination of the Company’s independent registered public accounting firm. Representatives of Crowe LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The fees paid to Crowe LLP for the years ended December 31, 2021 and 2020 are included below for reference.

	2020	2021
Audit Fees(1)	$428,125	$458,945
Audit-Related Fees(2)	$5,250	$—
Tax Fees(3)	$164,741	$130,100
All Other Fees	—	—
Total	$598,116	$589,045

(1)	Audit fees consist of fees incurred in connection with the audit of annual financial statements, the audit of internal control over financial reporting, the review of interim financial statements included in the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and reports on internal controls.
(2)	Audit-Related Fees consist of fees incurred that were reasonably related to the performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as consents.
(3)	Tax Fees include fees for tax return preparation, tax compliance, and tax advice. The Company incurred additional tax compliance fees in 2020 related to the restructuring of certain specialty finance entities, state sales and use tax, and tax credit investments.

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more members when appropriate to grant such pre-approvals, provided that the decisions of such members to grant pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policy does not permit the delegation of the Audit Committee’s responsibilities to management. During 2021, there were no fees approved for the independent registered public accounting firm pursuant to the de minimis exception under the SEC’s rules.

ITEM 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. Although not required to be submitted to a shareholder vote, the Board believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing Crowe LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by the shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the Board will ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm at their first meeting after the Annual Meeting. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted “FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm. The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm. Abstentions will not affect the voting results for this proposal. It is not anticipated that there will be any broker non-votes for this proposal, since this proposal is considered a routine matter under applicable rules.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022 AND THAT EACH SHAREHOLDER VOTE “FOR” SUCH RATIFICATION.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain directors, officers and employees of the Company, who will receive no extra compensation for their services. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders, proxy statement, and Notice of Internet Availability of Proxy Materials. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders, proxy statement, and/or Notice of Internet Availability of Proxy Materials to any shareholder at a shared address to which a single copy of each document was delivered. Similarly, if shareholders sharing an address wish to receive a single copy of future notices, proxy statements or annual reports, the Company will comply upon receipt of such request. Shareholders may notify the Company of their requests by writing Lynn Ann Arians, Corporate Secretary, First Business Financial Services, Inc., 401 Charmany Drive, Madison, Wisconsin 53719 or calling her at 608-238-8008.

Shareholder Proposals

Proposals that shareholders of the Company intend to include in the Company’s proxy statement for the 2023 annual meeting and present at the 2023 annual meeting pursuant to SEC Rule 14a-8 must be received by the Company by the close of business on November 8, 2022. In addition, a shareholder who otherwise intends to present business at the 2023 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s Amended and Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Amended and Restated By-Laws, to the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated By-Laws, if the Company does not receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2023 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) on or after January 29, 2023 and on or prior to February 28, 2023, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2023 annual meeting. If such proposal is presented at the 2023 annual meeting but not included in the proxy statement, then the persons named in proxies solicited by the Board for the 2023 annual meeting may exercise discretionary voting power with respect to such proposal.

In addition to satisfying the foregoing requirements under our Amended and Restated By-Laws, to comply with the universal proxy rules (when effective) for the 2023 annual meeting, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by February 28, 2023.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to First Business Financial Services, Inc., Board of Directors (or, at the shareholder’s option, to a specific director), c/o Lynn Ann Arians, Corporate Secretary, 401 Charmany Drive, Madison, Wisconsin 53719. The Corporate Secretary will ensure that all appropriate communications are delivered to the Board or the specified director, as the case may be.

First Business Bank

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1. Election of two Class III Director Nominees:

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First Business Bank VOTE Your Vote Matters - here's how to vote! You may vote online or by phone instead of mailing this card. Online go to www.envisionreports.com/FBIZ Or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FBIZ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside designated areas. 2022 First Business Financial Services, Inc. Annual Meeting Proxy Card 123456789012345 If voting by mail, sign, detach and return the bottom portion in the enclosed envelope. Proposals - The Board of Directors recommend a vote “FOR” all the nominees listed in Proposal 1 and “FOR” proposal two and three. 1. Class III Director Nominees: For Withhold For Withhold For Withhold 01 - W. Kent Lorenz 02 - Carol P. Sanders 2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers. For Against Abstain 3. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. To consider and act upon such other business as may property come before a meeting or any adjournment or postponement thereof. The Company is not currently aware of any such actions. Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

First Business Bank The 2022 Annual Meeting of Shareholders of First Business Financial Services, Inc. will be held on Friday, April 29, 2022 at 10:00 am CDT, virtually via the Internet at www.meetingnow.global/MNLXAPF. To attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting, you, you must have your voter control number that is printed in the shaded bar located on the reverse side of this form. Whether or not you plan to attend the Annual Meeting, it is important that all shares are represented. Please vote and sign the proxy card on the reverse side. Tear at the perforated edge and mail the proxy card in the enclosed postage-paid envelope at your earliest convenience or vote via phone or internet. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The materials are available at: www.envisionreports.com/FBIZ Thank you for voting. Do not mail this proxy card if you are voting by phone or internet. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FBIZ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. First Business Financial Services, Inc. Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 29, 2022 The undersigned appoints Lynn Ann Arians and Corey A. Chambas, and each or either of them, proxies of the undersigned, with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of First Business Financial Services, Inc. (“the Company”) held of record by the undersigned at the close of business on February 25, 2022 at the Annual Meeting of Shareholders of the Company to be held on April 29, 2022 or any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all the nominees listed in proposal one and “FOR” proposals two, three, and four. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items Change of Address - please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.